Exhibit 2.1

ASSET PURCHASE AGREEMENT

among

BLAZ-MAN GEAR, INC.

and

EDWARD BLASZYNSKI

and

DAVINCI PURCHASE CORP.

dated as of

October 25, 2019

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ii

iii

iv

v

ASSET PURCHASE AGREEMENT, dated as of October 25, 2019 (this “Agreement”), by and among BLAZ-MAN GEAR, INC., an Illinois corporation (“Seller”), EDWARD BLASZYNSKI (“Stockholder”) and DAVINCI PURCHASE CORP., a Delaware corporation (“Buyer”).

Recitals

WHEREAS, Seller is engaged exclusively in the business of designing, engineering, manufacturing, marketing, selling and distributing custom gears (when referring to the business of Seller, the “Business”); and

WHEREAS, Seller wishes to hereby sell, assign, transfer, convey and deliver to Buyer, and Buyer wishes to hereby purchase from Seller, substantially all of the assets, and assume from Seller certain specified liabilities, of the Seller, subject to the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I
Definitions

Section 1.01          Definitions.   The following terms have the meanings specified or referred to in this Article I:

“A&L Schedule” means the schedule of assets and liabilities identified as the A&L Schedule in Section 4.06 of the Disclosure Schedules.

“A/R Put Notice” has the meaning set forth in Section 6.08(a).

“Accounting Principles” means: (i) with respect to all Financial Statements other than the A&L Schedule, Interim A&L Schedule, and the Closing A&L Schedule, the cash basis of accounting, and (ii) with respect to individual line items on the A&L Schedule, the Interim A&L Schedule, and the Closing A&L Schedule, the principles of accounting more fully described as follows: (i) Accounts Receivable- represents the amounts collectable from Seller’s customers at the closing date without any reserve for bad debts; (ii) Inventory- represents purchased cost plus capitalized labor and overhead at the closing date; (iii) Equipment represents cash payments less accumulated MACRS Depreciation; Accounts Payable- amounts owing to vendors for goods or services not yet paid.

“Accounts Receivable” has the meaning set forth in Section 2.01(b).

“Action” means any claim, action, cause of action, demand, lawsuit, arbitration, inquiry, audit, notice of violation, proceeding, litigation, citation, summons, subpoena or investigation of any nature, civil, criminal, administrative, regulatory or otherwise, whether at law or in equity.

“Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” has the meaning set forth in the preamble.

“Allocation Schedule” has the meaning set forth in Section 2.07.

“Anticorruption Laws” has the meaning set forth in Section 4.39(a).

“Assigned Contracts” has the meaning set forth in Section 2.01(d).

“Assignment and Assumption Agreement” has the meaning set forth in Section 3.02(a)(iii).

“Assignment and Assumption of Lease” has the meaning set forth in Section 3.02(a)(v).

“Assignments of Certifications” has the meaning set forth in Section 3.02(a)(vi).

“Assumed Liabilities” has the meaning set forth in Section 2.03.

“Base Purchase Price” means Two Million Five Hundred Ten Thousand, Six Hundred Forty Dollars ($2,510,640).

“Benefit Plan” has the meaning set forth in Section 4.28(a).

“Bill of Sale” has the meaning set forth in Section 3.02(a)(ii).

“Books and Records” has the meaning set forth in Section 2.01(n).

“Business” has the meaning set forth in the recitals.

“Business Day” means any day except Saturday, Sunday or any other day on which commercial banks located in New York, New York are authorized or required by Law to be closed for business.

"Business IT Systems" means all Software, computer hardware, servers, networks, platforms, peripherals, and similar or related items of automated, computerized, or other information technology (IT) networks and systems (including telecommunications networks and systems for voice, data, and video) owned, leased, licensed, or used (including through cloud-based or other third-party service providers) in the conduct of the Business.

“Buyer” has the meaning set forth in the preamble.

“Buyer Indemnitees” has the meaning set forth in Section 7.02.

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“Category 1 Base Amounts” means the number of units of each particular SKU of Category 1 Inventory set forth in Section 2.06 of the Disclosure Schedules and identified thereon as “Category 1 Base Amounts”.

“CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq.

“Certifications” shall mean all product certifications and ratings.

“Claim Threshold Date” has the meaning set forth in Section 6.11(b).

“Closing” has the meaning set forth in Section 3.01.

“Closing A&L Schedule” means the schedule of assets and liabilities identified as the Closing A&L Schedule in Section 4.06 of the Disclosure Schedules.

“Closing Date” has the meaning set forth in Section 3.01.

“Closing Year” has the meaning set forth in Section 6.12.

“Code” means the Internal Revenue Code of 1986, as amended.

“Contracts” means all contracts, leases, licenses, instruments, notes, commitments, undertakings, indentures, joint ventures and all other agreements, commitments and legally binding arrangements, whether written or oral.

“Delinquent Receivables” has the meeting set forth in Section 6.08(a).

“Direct Claim” has the meaning set forth in Section 7.05(c).

“Disclosure Schedules” means the Disclosure Schedules delivered by Seller and Buyer concurrently with the execution and delivery of this Agreement.

“Dollars” or “$” means the lawful currency of the United States.

“Earn-Out Quarter” means each fiscal quarter falling completely within the Shipping Period; provided, however that the first Earn-Out Quarter shall commence on the Closing Date and end on the last day of the calendar quarter immediately succeeding the month in which the Closing Date occurred.

“Eligible Inventory” means (i)Excess Category 1 Inventory provided the Category 1 Base Amounts have previously been sold, and (ii) Excess Category 2 Inventory.

“E.O. 11246” has the meaning set forth in Section 4.29(e).

“Employment Agreement” means that certain Employment Agreement of even date Agreement by and between Buyer and Stockholder.

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“Endorsements” has the meaning set forth in Section 7.11.

“Encumbrance” means any charge, claim, community property interest, pledge, condition, equitable interest, lien (statutory or other), option, security interest, mortgage, easement, encroachment, right of way, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.

“Environmental Attributes” means any emissions and renewable energy credits, energy conservation credits, benefits, offsets and allowances, emission reduction credits or words of similar import or regulatory effect (including emissions reduction credits or allowances under all applicable emission trading, compliance or budget programs, or any other federal, state or regional emission, renewable energy or energy conservation trading or budget program) that have been held, allocated to or acquired for the development, construction, ownership, lease, operation, use or maintenance of the Business or the Purchased Assets in each case or as of: (a) the date of this Agreement; and (b) future years for which allocations have been established and are in effect as of the date of this Agreement.

“Environmental Claim” means any Action, Governmental Order, Encumbrance, fine, penalty or, as to each, any settlement or judgment arising therefrom, by or from any Person alleging liability of whatever kind or nature (including liability or responsibility for the costs of enforcement proceedings, investigations, cleanup, governmental response, removal or remediation, natural resources damages, property damages, personal injuries, medical monitoring, penalties, contribution, indemnification and injunctive relief) arising out of, based on or relating to or resulting from: (a) the presence, Release of, or exposure of any Person to, any Hazardous Materials or the investigation, sampling, monitoring, treatment, remediation, storage, removal or cleanup of Hazardous Materials; or (b) any actual or alleged non-compliance with any Environmental Law or term or condition of any Environmental Permit.

“Environmental Law” means any and all applicable Laws and any Governmental Order or binding agreement with any Governmental Authority: (a) relating to pollution (or the cleanup thereof) or the protection or cleanup of natural resources, endangered or threatened species, human health or safety, or the environment (including ambient air, soil, surface water or groundwater, or subsurface strata); or (b) concerning the presence of, exposure to, or the management, manufacture, use, containment, storage, recycling, reclamation, reuse, treatment, generation, discharge, remission, release, transportation, processing, production, disposal or remediation of any Hazardous Materials. The term “Environmental Law” includes the following (including their implementing regulations and any state analogs): the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq.; the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976, as amended by the Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. §§ 6901 et seq.; the Federal Water Pollution Control Act of 1972, as amended by the Clean Water Act of 1977, 33 U.S.C. §§ 1251 et seq.; the Toxic Substances Control Act of 1976, as amended, 15 U.S.C. §§ 2601 et seq.; the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. §§ 11001 et seq.; the Clean Air Act of 1966, as amended by the Clean Air Act Amendments of 1990, 42 U.S.C. §§ 7401 et seq.; and the Occupational Safety and Health Act of 1970, as amended, 29 U.S.C. §§ 651 et seq.

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“Environmental Notice” means any written directive, notice of violation or infraction, or notice respecting any Environmental Claim relating to actual or alleged non-compliance with any Environmental Law or any term or condition of any Environmental Permit.

“Environmental Permit” means any Permit, letter, clearance, consent, waiver, closure, exemption, decision or other action required under or issued, granted, given, authorized by or made pursuant to any Environmental Law.

“Equipment Loss” has the meaning set forth in Section 6.12.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

“ERISA Affiliate” means all employers (whether or not incorporated) that would be treated together with Seller or any of its Affiliates as a “single employer” within the meaning of Section 414 of the Code or Section 4001 of Erisa.

“Escrow Agent” means the Person designated to serve as escrow agent under the Escrow Agreement.

“Escrow Agreement” means that certain Escrow Agreement of even date by and among Buyer, Seller and the Escrow Agent.

“Escrow Amount” means an amount equal to seven and one-half percent (7.5%) of the Purchase Price to be deposited with the Escrow Agent and held in escrow pursuant to the Escrow Agreement.

“Excess Category 1 Inventory” means items of Inventory identified by quantity on hand at Closing and SKU in Section 2.06 of the Disclosure Schedules in excess of Category 1 Base Amounts.

“Excess Category 2 Inventory” means items of Inventory identified by quantity and SKU in Section 2.06 of the Disclosure Schedules.

“Excluded Assets” has the meaning set forth in Section 2.02.

“Excluded Liabilities” has the meaning set forth in Section 2.04.

“FCPA” has the meaning set forth in Section 4.39(a).

“Financial Statements” has the meaning set forth in Section 4.06.

“FIRPTA Certificate” means a certificate pursuant to Treasury Regulations Section 1.1445-2(b) stating that the Seller is not a foreign person within the meaning of Section 1445, duly executed by Seller.

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“Government Contracts” has the meaning set forth in Section 4.10(a)(viii).

“Governmental Authority” means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), or any arbitrator, court or tribunal of competent jurisdiction.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

“Hazardous Materials” means any material, substance, chemical, waste, product, derivative, compound, mixture, solid, liquid, mineral or gas, in each case, whether naturally occurring or manmade, that is hazardous, acutely hazardous, toxic, or words of similar import or regulatory effect under Environmental Laws, including any petroleum or petroleum-derived products, radon, radioactive materials or wastes, asbestos in any form, lead or lead-containing materials, urea formaldehyde foam insulation and polychlorinated biphenyls.

“Indemnified Party” has the meaning set forth in Section 7.05.

“Indemnifying Party” has the meaning set forth in Section 7.05.

“Initial Reimbursement Amount” has the meaning set forth in Section 6.11(b).

“Initial Warranty Costs Statement” has the meaning set forth in Section 6.11(b).

“Insurance Policies” has the meaning set forth in Section 4.24.

“Intellectual Property” means any and all rights in, arising out of, or associated with any of the following in any jurisdiction throughout the world:

(a)             issued patents and patent applications (whether provisional or non-provisional), including divisionals, continuations, continuations-in-part, substitutions, reissues, reexaminations, extensions, or restorations of any of the foregoing, and other Governmental Authority-issued indicia of invention ownership (including certificates of invention, petty patents, and patent utility models) ("Patents");

(b)            trademarks, service marks, brands, certification marks, logos, trade dress, trade names, and other similar indicia of source or origin, together with the goodwill connected with the use of and symbolized by, and all registrations, applications for registration, and renewals of, any of the foregoing ("Trademarks");

(c)            copyrights and works of authorship, whether or not copyrightable, and all registrations, applications for registration, and renewals of any of the foregoing ("Copyrights");

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(d)            internet domain names and social media account or user names (including "handles"), whether or not Trademarks, all associated web addresses, URLs, websites and web pages, social media sites and pages, and all content and data thereon or relating thereto, whether or not Copyrights;

(e)            mask works, and all registrations, applications for registration, and renewals thereof;

(f)             industrial designs, and all patents, registrations, applications for registration, and renewals therefor;

(g)            trade secrets, know-how, inventions (whether or not patentable), discoveries, improvements, technology, business and technical information, databases, data compilations and collections, tools, methods, processes, techniques, and other confidential and proprietary information and all rights therein ("Trade Secrets");

(h)            computer programs, operating systems, applications, firmware and other code, including all source code, object code, application programming interfaces, data files, databases, protocols, specifications, and other documentation thereof ("Software");

(i)             rights of publicity; and

(j)             all other intellectual or industrial property and proprietary rights.

“Intellectual Property Agreements” means all licenses, sublicenses, consent to use agreements, settlements, coexistence agreements, covenants not to sue, waivers, releases, permissions and other Contracts (including any right to receive or obligation to pay royalties or any other consideration), whether written or oral, relating to any Intellectual Property that is used in or held for use in or necessary for the conduct of the Business as currently conducted or proposed to be conducted to which Seller is a party, beneficiary or otherwise bound.

“Intellectual Property Assets” means all Intellectual Property that is owned by Seller or any of its Affiliates and used or held for use in the conduct of the Business as currently conducted or proposed to be conducted, together with all (i) royalties, fees, income, payments, and other proceeds now or hereafter due or payable to Seller with respect to such Intellectual Property; and (ii) claims and causes of action with respect to such Intellectual Property, whether accruing before, on, or after the date hereof/accruing on or after the date hereof, including all rights to and claims for damages, restitution, and injunctive and other legal or equitable relief for past, present, or future infringement, misappropriation, or other violation thereof].

“Intellectual Property Assignments” has the meaning set forth in Section 3.02(a)(iv).

“Intellectual Property Registrations” means all Intellectual Property Assets that are subject to any issuance, registration, application or other filing by, to or with any Governmental Authority or authorized private registrar in any jurisdiction, including issued patents, registered Trademarks, domain names and copyrights, issued and reissued patents and pending applications for any of the foregoing.

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“Interim A&L Schedule” means the schedule of assets and liabilities identified as the Interim A&L Schedule in Section 4.06 of the Disclosure Schedule.

“Interim Financial Statements” has the meaning set forth in Section 4.06.

“Internal Financial Statements” has the meaning set forth in Section 4.06.

“Inventory” has the meaning set forth in Section 2.01(c).

“Knowledge of Seller or Seller’s Knowledge” or any other similar knowledge qualification, means the actual or constructive knowledge, after due inquiry, of any Stockholder, director, officer, person (including Stockholder and Michelle Blaszynski) in charge of a principal business unit, division or function of Seller.

“Law” means any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, decree, other requirement or rule of law of any Governmental Authority.

“Leased Real Property” has the meaning set forth in Section 4.13(a).

“Leases” has the meaning set forth in Section 4.13(a).

“Liabilities” means liabilities, obligations or commitments of any nature whatsoever, asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured or otherwise.

"Licensed Intellectual Property" means all Intellectual Property in which Seller holds any rights or interests granted by other Persons, including any of Seller's Affiliates, that is used or held for use in the conduct of the Business as currently conducted or proposed to be conducted.

“Losses” means losses, damages, Liabilities, deficiencies, Actions, judgments, interest, awards, penalties, fines, costs or expenses of whatever kind, including reasonable attorneys’ fees, loss of future revenue or income, loss of business reputation or opportunity relating to a breach of this Agreement, loss based on diminution in value or multiple of earnings and the cost of enforcing any right to indemnification hereunder and the cost of pursuing any insurance recovery.

“Material Adverse Effect” means any event, occurrence, fact, condition or change that is, or could reasonably be expected to become, individually or in the aggregate, materially adverse to (a) the Business, results of operations, condition (financial or otherwise) or assets of Seller relating to the Business, (b) the value of the Purchased Assets, or (c) the ability of Seller to consummate the transactions contemplated hereby on a timely basis.

“Material Contracts” has the meaning set forth in Section 4.10(a).

“Material Customers” has the meaning set forth in Section 4.23(a).

“Material Suppliers” has the meaning set forth in Section 4.23(a).

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“Multiemployer Plan” has the meaning set forth in Section 4.28(c).

“Non-U.S. Benefit Plan” has the meaning set forth in Section 4.28(a).

“Outstanding Amount” has the meaning set forth in Section 6.08(a).

“Payment Period” means the twenty-six (26) month period commencing on the Closing Date; provided, however, that the first month during such period is hereby deemed to have commenced on the Closing Date and ended on the last day of the month immediately succeeding the Closing Date and the last month during such period is hereby deemed to have commenced on the first day of the twenty-fifth (25th) month following the Closing Date and ended on the same day as the Closing Date in the twenty-sixth (26th) month following the Closing Date.

“Permits” means all permits, CAGE codes, VENDEX accounts, licenses, franchises, approvals, authorizations, registrations, certificates, variances and similar rights obtained, or required to be obtained, from Governmental Authorities.

“Person” means an individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association or other entity.

“Platform Agreements” has the meaning set forth in Section 4.19(c).

“Post-Closing Products Claims” has the meaning set forth in Section 7.11.

“Post-Closing Tax Period” means any taxable period beginning on or after the Closing Date.

“Pre-Closing Tax Period” means any taxable period ending before the Closing Date.

“Previous Statement” has the meaning set forth in Section 6.11(d).

“Product Claims” means has the meaning set forth in Section 4.32.

“Product Liability Claims” has the meaning set forth in Section 7.11.

“Product Liability Claim Period” has the meaning set forth in Section 7.11.

“Purchase Price” has the meaning set forth in Section 2.05.

“Purchased Assets” has the meaning set forth in Section 2.01.

“Put Payment Date” has the meaning set forth in Section 6.08(b).

“Put Payment” has the meaning set forth in Section 6.08(b).

“Qualified Benefit Plan” has the meaning set forth in Section 4.28(c).

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“Quarterly Earn-Out Amount” shall mean, with respect to any Sale Amount received by Buyer during each Earn-Out Quarter, an amount equal to fifty (50%) of the Sale Amount with respect to Eligible Inventory shipped during the Shipping Period and with respect to which Buyer has been indefeasibly paid during the Payment Period.

“Record Date” has the meaning set forth in Section 6.08(a).

“Release” means any actual or threatened release, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, abandonment, disposing or allowing to escape or migrate into or through the environment (including ambient air (indoor or outdoor), surface water, groundwater, land surface or subsurface strata or within any building, structure, facility or fixture).

“Representative” means, with respect to any Person, any and all directors, officers, employees, consultants, financial advisors, counsel, accountants and other agents of such Person.

“Repurchased Delinquent Receivable” has the meaning set forth in Section 6.08(c).

“Restrictive Covenant Agreement (Seller)” means that certain Restrictive Covenant Agreement of even date by and between Buyer and the Seller.

“Restrictive Covenant Agreement (Stockholder)” means that certain Restrictive Covenant Agreement of even date by and between Buyer and Stockholder.

“Sale Amount” means the dollar amount actually and indefeasibly received on account of the sale of Eligible Inventory, less the amount of shipping, handling, taxes and like, as determined by Buyer, in its sole discretion, which shall be final, conclusive and binding on Buyer and Seller.

“Section 503” has the meaning set forth in Section 4.29(e).

“Seller” has the meaning set forth in the preamble.

“Seller Indemnitees” has the meaning set forth in Section 7.03.

“Shipping Period” means the twenty-four (24) month period commencing on the Closing Date; provided, however, that the first month during such period is hereby deemed to have commenced on the Closing Date and ended on the last day of the month immediately succeeding the Closing Date and the last month during such period is hereby deemed to have commenced on the first day of the twenty-third (23rd) month following the Closing Date and ended on the same day as the Closing Date in the twenty-fourth (24th) month following the Closing Date.

“Single Employer Plan” has the meaning set forth in Section 4.28(c).

“Stockholder” has the meaning set forth in the preamble.

“Subsequent Reimbursement Amount” has the meaning set forth in Section 6.11(c).

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“Subsequent Warranty Costs Statement” has the meaning set forth in Section 6.11(c).

“Tangible Personal Property” has the meaning set forth in Section 2.01(f).

“Taxes” means all federal, state, local, foreign and other income, gross receipts, sales, use, production, ad valorem, transfer, documentary, franchise, registration, profits, license, lease, service, service use, withholding, payroll, employment, unemployment, estimated, excise, severance, environmental, stamp, occupation, premium, property (real or personal), real property gains, windfall profits, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties.

“Tax Clearance Certificate” has the meaning set forth in Section 6.10.

“Tax Return” means any return, declaration, report, claim for refund, information return or statement or other document relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Third Party Claim” has the meaning set forth in Section 7.05(a).

“Transaction Documents” means this Agreement, the Escrow Agreement, the Bill of Sale, the Assignment and Assumption Agreement, the Intellectual Property Assignments, each Assignment and Assumption of Lease, the Unit Lease, the Employment Agreement, the Restrictive Covenant Agreement (Seller), the Restrictive Covenant Agreement (Stockholder) and documents required to be delivered at the Closing.

“UCC” has the meaning set forth in Section 6.12.

“Union” has the meaning set forth in Section 4.29(b).

“Unit Lease” means that certain Industrial Building Lease of even date between Buyer and Stockholder with respect to 7471 West 93rd Street, Unit B, Bridgeview, IL 60455 and 7461 West 93rd Street, Unit F, Bridgeview, IL 60455.

“VEVRAA” has the meaning set forth in Section 4.29(e).

“Warehoused Equipment” means the Tangible Personal Property more fully described on Section 6.12 of the Disclosure Schedules.

“Warehouse Location” means, with respect to the respective Warehoused Equipment, the location indicated on Section 6.12 of the Disclosure Schedules.

“Warehouse Period” means the period commencing on the Closing Date and terminating on the earlier of: (i) the date Buyer or its authorized representative takes full and permanent control and possession of the Warehoused Equipment, and (ii) November 30, 2019, subject to reasonable extension as may be requested from time to time by Buyer.

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“WARN Act” means the federal Worker Adjustment and Retraining Notification Act of 1988, and similar state, local and foreign Laws related to plant closings, relocations, mass layoffs and employment losses.

“Warranty Claims” has the meaning set forth in Section 6.11(a).

“Warranty Costs” has the meaning set forth in Section 6.11(a).

“Warranty Policies” has the meaning set forth in 6.11(d).

ARTICLE II
Purchase and Sale

Section 2.01         Purchase and Sale of Assets. Subject to the terms and conditions set forth herein, Seller hereby (and Stockholder shall cause Seller to) sells, assigns, transfers, conveys and delivers to Buyer, and Buyer hereby purchases from Seller, free and clear of any and all Encumbrances other than Permitted Encumbrances, all of Seller’s right, title and interest in, to and under all of the assets, properties and rights of every kind and nature, whether real, personal or mixed, tangible or intangible (including goodwill), wherever located and whether now existing or hereafter acquired (other than the Excluded Assets), which relate to, or are used or held for use in connection with, the Business (collectively, the “Purchased Assets”), including the following:

(a)            security deposits;

(b)            all accounts or notes receivable held by Seller, and any security, claim, remedy or other right related to any of the foregoing, including those set forth on Section 2.01(b) of the Disclosure Schedules (“Accounts Receivable”);

(c)            all inventory, finished goods, raw materials, work in progress, packaging, supplies, parts and other inventories, including those set forth on Section 2.01(c) of the Disclosure Schedules (“Inventory”);

(d)            all Contracts, including Intellectual Property Agreements, including those Contracts set forth on Section 2.01(d) of the Disclosure Schedules (the “Assigned Contracts”);

(e)            all Intellectual Property Assets;

(f)            all furniture, fixtures, equipment, machinery, tools, vehicles, office equipment, supplies, computers, telephones and other tangible personal property including those set forth on Section 2.01(f) of the Disclosure Schedules (the “Tangible Personal Property”);

(g)            all Leased Real Property;

(h)            all Permits, including Environmental Permits which are held by Seller and required for the conduct of the Business as currently conducted or for the ownership and use of the Purchased Assets, including those set forth on Section 4.26(b) and Section 4.27(b) of the Disclosure Schedules;

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(i)            all Certifications, including those set forth in Section 4.26(c) of the Disclosure Schedules;

(j)            all rights to any Actions of any nature available to or being pursued by Seller to the extent related to the Business, the Purchased Assets or the Assumed Liabilities, whether arising by way of counterclaim or otherwise;

(k)           all prepaid expenses, credits, advance payments, claims, security, refunds, rights of recovery, rights of set-off, rights of recoupment, deposits, charges, sums and fees (including any such item relating to the payment of Taxes);

(l)            all of Seller’s rights under warranties, indemnities and all similar rights against third parties to the extent related to the Purchased Assets;

(m)          all insurance benefits, including rights and proceeds, arising from or relating to the Business, the Purchased Assets or the Assumed Liabilities;

(n)            originals, or where not available, copies, of all books and records, including, but not limited to, books of account, ledgers and general, financial and accounting records, machinery and equipment maintenance files, customer lists, customer purchasing histories, price lists, distribution lists, supplier lists, production data, quality control records and procedures, customer complaints and inquiry files, research and development files, records and data (including all correspondence with any Governmental Authority), sales material and records (including pricing history, total sales, terms and conditions of sale, sales and pricing policies and practices), strategic plans, internal financial statements, marketing and promotional surveys, material and research and files relating to the Intellectual Property Assets and the Intellectual Property Agreements but excluding personnel files unless the consent of the transferring employee has been received (“Books and Records”); and

(o)            all goodwill and the going concern value of the Business.

Section 2.02         Excluded Assets. Notwithstanding the foregoing, the Purchased Assets shall not include the following assets (collectively, the “Excluded Assets”):

(a)            cash and cash equivalents, other than security deposits;

(b)            the corporate seals, organizational documents, minute books, stock books, Tax Returns, books of account or other records having to do with the corporate organization of Seller;

(c)            all Benefit Plans and assets attributable thereto;

(d)            the assets, properties and rights specifically set forth on Section 2.02(d) of the Disclosure Schedules; and

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(e)            the rights which accrue or will accrue to Seller under the Transaction Documents.

Section 2.03         Assumed Liabilities. Subject to the terms and conditions set forth herein, Buyer shall assume and agree to pay, perform and discharge as and when due only the following Liabilities of Seller (collectively, the “Assumed Liabilities”), and no other Liabilities:

(a)            the trade accounts payable of Seller set forth on Section 2.03(a) of the Disclosure Schedules, and no other payables of any kind of Seller; and

(b)          all Liabilities in respect of the Assigned Contracts expressly identified on Schedule 2.01(d) (and no others) but only to the extent that such Liabilities are required to be performed after the Closing Date, were incurred in the ordinary course of the Business and do not relate to any failure to perform, improper performance, warranty or other breach, default or violation by Seller on or prior to the Closing.

Section 2.04         Excluded Liabilities. Notwithstanding the provisions of Section 2.03 or any other provision in this Agreement, Buyer shall not assume and shall not be responsible to pay, perform or discharge any Liabilities of Seller or any of its Affiliates of any kind or nature whatsoever other than the Assumed Liabilities (the “Excluded Liabilities”). Seller shall (and the Stockholder shall cause Seller to), cause each of its Affiliates to pay, and pay and satisfy as and when due all Excluded Liabilities which each is respectively obligated to pay and satisfy. Without limiting the generality of the foregoing, the Excluded Liabilities shall include, but shall not be limited to, the following Liabilities of Seller or Stockholder or any Affiliate:

(a)            any Liabilities arising or incurred in connection with the negotiation, preparation, investigation and performance of this Agreement, the other Transaction Documents and the transactions contemplated hereby and thereby, including the fees and expenses of counsel, accountants, consultants, advisers and others;

(b)           any Liability for (i) Taxes of or relating to the Business for any period or the Purchased Assets or the Assumed Liabilities for any Pre-Closing Tax Period; (ii) Taxes that arise out of the consummation of the transactions contemplated by this Agreement or that are the responsibility of Seller pursuant to Section 6.09; or (iii) other Taxes of any kind or description (including any Liability for Taxes that becomes a Liability of Buyer under any common law doctrine of de facto merger or transferee or successor liability or otherwise by operation of contract or Law);

(c)            any Liabilities relating to or arising out of the Excluded Assets;

(d)            any Liabilities in respect of any pending or threatened Action arising out of, relating to or otherwise in respect of the operation of the Business or the Purchased Assets to the extent such Action relates to such operation on or prior to the Closing Date;

(e)            any product Liability or similar claim for injury to a Person or property regardless of the basis therefore and whether or not such claim arises out of or is based upon any express or implied representation, warranty, agreement or guaranty made by Seller, or by reason of the improper performance or malfunctioning of a product, improper design or manufacture, failure to adequately package, label or warn of hazards or other related product defects of any products at any time manufactured or sold or any service performed by Seller;

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(f)            any recall, design defect or similar claims of any products manufactured or sold or any service performed by Seller;

(g)            any Liabilities arising under or in connection with any Benefit Plan providing benefits to any present or former employee of Seller;

(h)           any Liabilities for any present or former employees, officers, directors, retirees, independent contractors or consultants of Seller, including any Liabilities associated with any claims for wages or other benefits, commissions, bonuses, expense reimbursement, paid sick leave, accrued vacation or other paid time off, workers’ compensation, severance, retention, termination or other payments;

(i)            any Environmental Claims, or Liabilities under Environmental Laws, to the extent arising out of or relating to facts, circumstances or conditions existing on or prior to the Closing Date or otherwise to the extent arising out of any actions or omissions of Seller;

(j)            any trade accounts payable of Seller not otherwise set forth on Section 2.03(a) of the Disclosure Schedules;

(k)           any Liabilities relating or arising from unfulfilled commitments, quotations, purchase orders, customer orders or work orders that (i) do not constitute part of the Purchased Assets issued by Sellers’ customers to Seller on or before the Closing Date; (ii) did not arise in the ordinary course of the Business; or (iii) are not validly and effectively assigned to Buyer pursuant to this Agreement;

(l)             any Liabilities to indemnify, reimburse or advance amounts to any present or former officer, director, employee or agent (including with respect to any breach of fiduciary obligations by same), except for indemnification of same pursuant to Section 7.02 as Seller Indemnitees;

(m)         any Liabilities under any other Contract, including Intellectual Property Agreements, (i) which are not validly and effectively assigned to Buyer pursuant to this Agreement; (ii) which do not conform to the representations and warranties with respect thereto contained in this Agreement; or (iii) to the extent such Liabilities arise out of or relate to a breach by Seller of such Contracts prior to the Closing Date;

(n)            any Liabilities associated with debt, loans or credit facilities of Seller and/or the Business owing to financial institutions; and

(o)            any Liabilities arising out of, in respect of or in connection with the failure by Seller or any of its Affiliates to comply with any Law or Governmental Order.

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Section 2.05         Purchase Price; Payment of Purchase Price. The aggregate Purchase Price shall be: (i) the Base Purchase Price, (ii) the Quarterly Earn-Out Amount, if any, determined in accordance with Section 2.06, plus (iii) the assumption of the Assumed Liabilities ((i), (ii) and (iii), collectively, the “Purchase Price”). The Purchase Price shall be paid as follows::

(a)            The Base Purchase Price less the Escrow Amount shall be paid to Seller by wire transfer of immediately available funds to an account designated in writing by Seller to Buyer;

(b)            The Escrow Amount shall be deposited by Buyer at the direction of Seller by wire transfer of immediately available funds into an account designated by the Escrow Agent to be held and distributed in accordance with the terms of the Escrow Agreement to satisfy any and all claims made by Buyer or any other Buyer Indemnitee against Seller pursuant to Article VII;

(c)            Interest accruing on the Escrow Amount, if any, shall be distributed by Escrow Agent pro rata with any distribution of the Escrow Amount in such proportion as the distribution bears to the total amount then in escrow; and

(d)            The Quarterly Earn-Out Amount, if any, shall be paid in accordance with Section 2.06.

Section 2.06         Contingent Consideration. Subject to the terms and conditions of this Section 2.06, and provided there has been no breach or default by Seller or Stockholder of any representation, warranty, covenant or agreement in this Agreement or in any Transaction Document (any such breach, a “Transaction Breach”), with respect to each Earn-Out Quarter, Buyer shall pay Seller the Quarterly Earn-Out Amount, if any, with respect to such Earn-Out Quarter as provided below in this Section 2.06

(b)            For purposes of this Agreement each Quarterly Earn-Out Amount shall be determined by Buyer, in its sole discretion, which shall be final, conclusive, and binding on Buyer and Seller. Buyer shall make such determination of each Quarterly Earn-Out Amount, if any, and deliver a written report thereof, together with the calculation of the Quarterly Earn-Out Amount in reasonable detail (the “Earn-Out Report”) to Seller not later than thirty (30) days following the end of the immediately preceding Earn-Out Quarter; provided, however, that, with respect to the last Earn-Out Quarter, such Earn-Out Report shall not be required to be delivered prior to the sixtieth (60th) day following the end of the immediately preceding Earn-Out Quarter;

(c)            With respect to each Quarterly Earn-Out Amount, Buyer shall pay to Seller each Quarterly Earn-Out Amount (if any) determined pursuant to this Section 2.06 contemporaneously with the delivery of the applicable Earn-Out Report.

(d)            In addition to any other legal remedies available to it under this Agreement or otherwise, Buyer shall have the right to offset against, deduct, and not pay to Seller any Quarterly Earn-Out Amount on account of any amounts owing to Buyer from Seller and/or Stockholder as a result of the indemnification obligations set forth in Article VII hereof or any other amount to which Buyer is entitled under this Agreement or any Transaction Document.

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(e)            Seller acknowledges and agrees that (i) upon the execution and delivery of this Agreement, Buyer and its Affiliates shall have the right to operate the Business in any way that Buyer and such Affiliates deem appropriate in Buyer’s or such Affiliates’ sole discretion, which shall be final, conclusive and binding on Seller and its Affiliates, (ii) neither Buyer nor any Affiliate of Buyer shall have any obligation to operate the Business in order to achieve any Quarterly Earn-Out Amount or to maximize the amount of any Quarterly Earn-Out Amount, (iii) neither Buyer nor any Affiliate of Buyer shall be under any obligation to manufacture or continue to manufacture any SKU and Buyer or such Affiliates may manufacture or sell or continue to manufacture or sell any product whether different from, identical to or competitive with any SKU, (v) there shall be no assurance that Seller will receive any Quarterly Earn-Out Amount, and neither Buyer nor any Affiliate of Buyer has promised nor projected that Seller will receive any Quarterly Earn-Out Amount, (vi) the parties intend that solely the express provisions of this Agreement shall govern their contractual relationship with respect to the right to receive any Quarterly Earn-Out Amount, and (vii) neither Buyer nor any Affiliate of Buyer has any obligation to make any loan or contribute any capital to Buyer.

Section 2.07         Allocation of Purchase Price. Seller and Buyer agree that the Purchase Price (plus other relevant items) shall be allocated among the Purchased Assets for all purposes (including Tax and financial accounting) as shown on the allocation schedule (the “Allocation Schedule”). A draft of the Allocation Schedule shall be prepared by Buyer and delivered to Seller within sixty (60) days following the Closing Date. If Seller notifies Buyer in writing that Seller objects to one or more items reflected in the Allocation Schedule, Seller and Buyer shall negotiate in good faith to resolve such dispute; provided, however, that if Seller and Buyer are unable to resolve any dispute with respect to the Allocation Schedule within ten (10) days following delivery of the foregoing notice of objection, such dispute shall be resolved by the Independent Accountant. The fees and expenses of the Independent Accountant shall be borne equally by Seller and Buyer. Buyer and Seller shall (and the Stockholder shall cause Seller to) file all Tax Returns (including amended returns and claims for refund) and information reports in a manner consistent with the Allocation Schedule. For purposes of this Section 2.07, the “Independent Accountant” shall be the accounting firm of CliftonLarsonAllen LLP, or if CliftonLarsonAllen LLP is unable to, or for any reason, does not, serve, Buyer and Seller shall (and the Stockholder shall cause Seller to) appoint by mutual agreement the office of an impartial nationally recognized firm of independent certified public accountants other than Buyer’s accountants or Seller’s accountants who, acting as experts and not arbitrators, shall resolve the items to which Seller has objected to in accordance with this Section 2.07 only and make any corresponding adjustments to the Allocation Schedule. Each of Buyer and Seller shall propose the name of one Independent Accountant within five (5) Business Days of CliftonLarsonAllen LLP informing Buyer and Seller that it is unable to serve, or not serving or responding to Buyer’s request to serve, within two (2) days of Buyer’s request to serve. If Buyer or Seller fails to propose the name of an independent accounting firm within the forgoing five (5) Business Day period, then the Independent Accountant shall be the independent accounting firm proposed by Buyer or Seller, as the case may be. In the event that the parties do not agree upon an Independent Accountant within fifteen (15) days of the date upon which an Independent Accountant is initially proposed by one party to the other, the parties shall submit the matter to the American Arbitration Association for determination of the Independent Accountant.

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Section 2.08         Withholding Tax. Buyer shall be entitled to deduct and withhold from the Purchase Price all Taxes that Buyer may be required to deduct and withhold under any provision of Tax Law. All such withheld amounts shall be treated as delivered to Seller hereunder.

Section 2.09         Third Party Consents. To the extent that Seller’s rights under any Contract or Permit constituting a Purchased Asset, or any other Purchased Asset, may not be assigned to Buyer without the consent of another Person which has not been obtained, this Agreement shall not constitute an agreement to assign the same if an attempted assignment would constitute a breach of such Contract or Permit or be unlawful, and Seller, at its expense, shall use its reasonable best efforts to obtain any such required consent(s) as promptly as possible. If any such consent shall not be obtained or if any attempted assignment would be ineffective or would impair Buyer’s rights under the Purchased Asset in question so that Buyer would not in effect acquire the benefit of all such rights, Seller, to the maximum extent permitted by Law and the Purchased Asset, shall act after the Closing as Buyer’s agent in order to obtain for it without cost to Buyer the benefits thereunder and shall cooperate, to the maximum extent permitted by Law and the Purchased Asset, with Buyer in any other reasonable arrangement designed to provide such benefits to Buyer. Notwithstanding any provision in this Section 2.08 to the contrary, Buyer shall not be deemed to have waived its rights under Section 7.02(d) hereof unless and until Buyer either provides written waivers thereof or elects to proceed to consummate the transactions contemplated by this Agreement at Closing.

ARTICLE III
Closing

Section 3.01         Closing. Subject to the terms and conditions of this Agreement, the consummation of the transactions contemplated by this Agreement (the “Closing”) is taking place contemporaneously with the execution and delivery of this Agreement and is hereby deemed to have taken place at the offices of Ruskin Moscou Faltischek, P.C., at 10:00am, local time, on the date first written above. The date of this Agreement first set forth above is herein referred to as the “Closing Date”. The Closing is hereby deemed effective as of 12:01AM on the Closing Date.

Section 3.02        Closing Deliverables.

(a)            At the Closing, Seller is (and the Stockholder shall cause Seller to) delivering to Buyer the following:

(i)            the Escrow Agreement duly executed by Seller;

(ii)           a bill of sale in form and substance satisfactory to Buyer (the “Bill of Sale”) and duly executed by Seller, transferring the tangible personal property included in the Purchased Assets to Buyer;

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(iii)          an assignment and assumption agreement in form and substance satisfactory to Buyer (the “Assignment and Assumption Agreement”) and duly executed by Seller, effecting the assignment to and assumption by Buyer of the Purchased Assets and the Assumed Liabilities;

(iv)          assignments in form and substance satisfactory to Buyer (the “Intellectual Property Assignments”) and duly executed by Seller, transferring all of Seller’s right, title and interest in and to the Intellectual Property Assets to Buyer;

(v)           with respect to each Lease, an Assignment and Assumption of Lease in form and substance satisfactory to Buyer (each, an “Assignment and Assumption of Lease”) and duly executed by Seller;

(vi)          the Unit Lease, duly executed by Stockholder;

(vii)         [Intentionally Deleted.];

(viii)        [Intentionally Deleted.];

(ix)          the Employment Agreement, duly executed by Stockholder;

(x)            the Restrictive Covenant Agreement (Seller) duly executed by Seller;

(xi)          the Restrictive Covenant Agreement (Stockholder) duly executed by Stockholder;

(xii)         [Intentionally Deleted.];

(xiii)        [Intentionally Deleted.];

(xiv)        the FIRPTA Certificate;

(xv)         the Certificates of the Secretary or Assistant Secretary of Seller;

(xvi)        such other customary instruments of transfer, assumption, filings or documents (including the Endorsements), in form and substance satisfactory to Buyer, as may be required to give effect to this Agreement;

(xvii)       [Intentionally Deleted.];

(xviii)      [Intentionally Deleted.]

(b)            At the Closing, Buyer shall deliver to Seller the following:

(i)            the Purchase Price less the Escrow Amount;

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(ii)           the Escrow Agreement duly executed by Buyer;

(iii)          the Assignment and Assumption Agreement duly executed by Buyer;

(iv)          with respect to each Lease, an Assignment and Assumption of Lease duly executed by Buyer;

(v)           the Unit Lease, duly executed by Buyer;

(vi)          [Intentionally Deleted.];

(vii)        the Employment Agreement duly executed by Buyer;

(viii)        [Intentionally Deleted.];

(ix)          [Intentionally Deleted.];

(x)           the certificates of the Secretary or Assistant Secretary of Buyer; and

(xi)          [Intentionally Deleted.];

(c)            At the Closing, Buyer is delivering the Escrow Amount to the Escrow Agent pursuant to the Escrow Agreement.

ARTICLE IV
Representations and warranties of seller AND THE STOCKHOLDER

Except as set forth in the correspondingly numbered Section of the Disclosure Schedules, each of Seller and Stockholder, jointly and severally, represents and warrants to Buyer that the statements contained in this Article IV are true, correct and complete as of the date hereof, each of which representations and warranties is hereby deemed material, and Buyer, in executing and delivering this Agreement, has relied upon the truthfulness, correctness and completeness of each such representation and warranty.

Section 4.01         Organization and Qualification of Seller. Seller is a corporation duly organized, validly existing and in good standing under the Laws of the State of Illinois and has full corporate power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on the Business as currently conducted. Section 4.01 of the Disclosure Schedules sets forth each jurisdiction in which Seller is licensed or qualified to do Business, and Seller is duly licensed or qualified to do Business and is in good standing in each jurisdiction in which the ownership of the Purchased Assets or the operation of the Business as currently conducted makes such licensing or qualification necessary. There has not been any claim by any jurisdiction to the effect that Seller is required to qualify or otherwise be authorized to do business as a foreign corporation therein. The copies of the articles of incorporation of Seller, as amended to date (certified by the Illinois Secretary of State) and the By-Laws of Seller, as amended to date (certified by Seller’s Secretary), which have been delivered to Buyer or its counsel, are true, accurate and complete copies of those documents as in effect on the date hereof. The minute books of Seller, copies of which have been delivered to Buyer or its counsel, contain accurate records of all meetings of its Board of Directors, any committees thereof and Stockholder (including the Stockholder), and accurately reflect all transactions referred to therein.

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Section 4.02         Authority of Seller and the Stockholder. Each of Seller and the Stockholder has full power and authority to enter into this Agreement and the other Transaction Documents to which each is a party, to carry out its respective obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by each of Seller and the Stockholder of this Agreement and any other Transaction Document to which each is a party, the performance by each of Seller and the Stockholder of its obligations hereunder and thereunder and the consummation by each of Seller and the Stockholder of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of Seller and such Stockholder (to the extent such Stockholder is not a natural person). This Agreement has been duly executed and delivered by Seller and each of the Stockholder, and (assuming due authorization, execution and delivery by Buyer) this Agreement constitutes a legal, valid and binding obligation of Seller and each of the Stockholder enforceable against Seller and each of the Stockholder in accordance with its terms. When each other Transaction Document to which Seller and any of the Stockholder is or will be a party has been duly executed and delivered by Seller or such Stockholder (assuming due authorization, execution and delivery by each other party thereto), such Transaction Document will constitute a legal and binding obligation of Seller and/or such Stockholder enforceable against it in accordance with its terms.

Section 4.03         Capitalization. All of the issued and outstanding securities of Seller are owned beneficially and of record by Stockholder. There are no subscriptions, options, warrants, rights, calls or other commitments or agreements to which Seller or any Stockholder is a party, or by which any of them is bound, calling for the issuance, transfer, sale or other disposition of any securities of Seller, and there are no outstanding securities convertible into or exchangeable for, actually or contingently, shares of common stock or any other securities of Seller.

Section 4.04         Subsidiaries. Seller has not made any investment in, nor owns, any of the capital stock of, or any other proprietary interest in, any other corporation, partnership, limited liability company or other Person.

Section 4.05         No Conflicts; Consents. The execution, delivery and performance by Seller and each of the Stockholder of this Agreement and the other Transaction Documents to which each is a party, and the consummation by Seller and the Stockholder of the transactions contemplated hereby and thereby, do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the articles of incorporation of Seller (as amended to date), the by-laws of Seller (as amended to date), or other organizational documents of Seller; (b) conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to Seller or any of the Stockholder, the Business or the Purchased Assets; (c) except as set forth in Section 4.05 of the Disclosure Schedules, require the consent, notice or other action by or to any Person under, conflict with, result in a violation or breach of, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, result in the acceleration of or create in any party the right to accelerate, terminate, modify or cancel any Contract or Permit to which Seller or any of the Stockholder is a party or by which Seller or the Business or any of the Stockholder is bound or to which any of the Purchased Assets are subject (including any Assigned Contract); or (d) result in the creation or imposition of any Encumbrance other than Permitted Encumbrances on the Purchased Assets. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to Seller or any of the Stockholder in connection with the execution and delivery of this Agreement or any of the other Transaction Documents or the consummation of the transactions contemplated hereby and thereby.

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Section 4.06         Financial Statements. Complete copies of the financial statements consisting of the A&L Schedule of Seller as at the March 31, 2019, and the statements of income for each of the twelve-month periods ended March 31, 2019 and 2018 (the “Internal Financial Statements”), and the Interim A&L Schedule of Seller as at June 30, 2019 and the statements of income for the three-month period ended June 30, 2019 (the “Interim Financial Statements”), and the Closing A&L Schedule of Seller as of the Closing Date(together with the Internal Financial Statements and the Interim Financial Statements, the “Financial Statements”) are included in the Disclosure Schedules. The Financial Statements have been prepared in accordance with Accounting Principles applied on a consistent basis throughout the periods involved, subject, in the case of the Interim Financial Statements and Final A&L Schedule, to normal and recurring year-end adjustments (the effect of which will not be materially adverse). The Financial Statements are based on the Books and Records of Seller, and fairly present the financial condition of Seller as of the respective dates they were prepared and the results of the operations of Seller for the periods indicated.

Section 4.07        Undisclosed Liabilities. Seller has no Liabilities, except those which are adequately reflected or reserved against in the Closing A&L Schedule and there was no basis for the assertion against Seller of any Liability not so reflected or reserved against therein. Seller has no Liability that does not relate to the Business.

Section 4.08        Absence of Certain Changes, Events and Conditions. Except as set forth in Section 4.08 of the Disclosure Schedules, since June 30, 2019, there has not been any:

(a)            event, occurrence or development that has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

(b)            declaration or payment of any dividends or distributions on or in respect of any of Seller’s capital stock or redemption, purchase or acquisition of any of Seller’s capital stock;

(c)            material change in any method of accounting or accounting practice for the Business;

(d)            material change in cash management practices and policies, practices and procedures with respect to collection of Accounts Receivable, establishment of reserves for uncollectible Accounts Receivable, accrual of Accounts Receivable, inventory control, prepayment of expenses, payment of trade accounts payable, accrual of other expenses, deferral of revenue and acceptance of customer deposits; without limiting the generality of the forgoing, Seller has not: (i) offered to any Person who owes Accounts Receivable or is otherwise indebted to Seller any cash or other incentive, discount or otherwise induced such Person to accelerate the payment of any amount owed to Seller, (ii)  written off or down any Inventory or shipped Inventory on consignment or offered any Person any incentive to accept Seller’s Inventory with a right of return, guaranteed sale or any other mechanism that would incentivize such person to receive Inventory of Seller on an accelerated basis, (iii) paid any expense or payable later than the earliest possible time, or (iv) accrued any expense, deferred any revenue, or accepted any deposits.

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(e)            entry into any Contract that would constitute a Material Contract or amendment of any Material Contract;

(f)             incurrence, assumption or guarantee of any indebtedness for borrowed money or other Liability in connection with the Business except unsecured current obligations and Liabilities incurred in the ordinary course of Business consistent with past practice;

(g)            transfer, assignment, sale or other disposition of any of the Purchased Assets shown or reflected in the Closing A&L Schedule, except for the sale of Inventory in the ordinary course of Business;

(h)            cancellation of any debts or claims or amendment, termination or waiver of any rights constituting Purchased Assets;

(i)             transfer, assignment or grant of any license or sublicense of any material rights under or with respect to any Intellectual Property Assets or Intellectual Property Agreements;

(j)             abandonment or lapse or failure to maintain in full force and effect any Intellectual Property Registration, or failure to take or maintain reasonable measures to protect the confidentiality or value of any Trade Secrets included in the Intellectual Property Assets;

(k)            material damage, destruction or loss, or any material interruption in use, of any Purchased Assets, whether or not covered by insurance;

(l)             acceleration, termination, material modification to or cancellation of any Assigned Contract or Permit;

(m)            material capital expenditures which would constitute an Assumed Liability;

(n)            imposition of any Encumbrance upon any of the Purchased Assets;

(o)            (i) grant of any bonuses, whether monetary or otherwise, or increase in any wages, salary, severance, pension or other compensation or benefits in respect of any current or former employees, officers, directors, independent contractors or consultants of Seller, other than as provided for in any written agreements or required by applicable Law, (ii) change in the terms of employment for any employee of Seller or any termination of any employees for which the aggregate costs and expenses exceed $5,000, or (iii) action to accelerate the vesting or payment of any compensation or benefit for any current or former employee, officer, director, consultant or independent contractor of Seller;

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(p)            hiring or promoting any person except to fill a vacancy in the ordinary course of Business;

(q)            adoption, modification or termination of any: (i) employment, severance, retention or other agreement with any current or former employee, officer, director, independent contractor or consultant of Seller; (ii) Benefit Plan; or (iii) collective bargaining or other agreement with a Union, in each case whether written or oral;

(r)            any loan to (or forgiveness of any loan to), or entry into any other transaction with, any current or former directors, officers or employees of Seller;

(s)            adoption of any plan of merger, consolidation, reorganization, liquidation or dissolution or filing of a petition in bankruptcy under any provisions of federal or state bankruptcy Law or consent to the filing of any bankruptcy petition against Seller under any similar Law;

(t)            purchase, lease or other acquisition of the right to own, use or lease any property or assets in connection with the Business for an amount in excess of $10,000, individually (in the case of a lease, per annum) or $50,000 in the aggregate (in the case of a lease, for the entire term of the lease, not including any option term), except for purchases of Inventory or supplies in the ordinary course of Business consistent with past practice; or

(u)            any Contract to do any of the foregoing, or any action or omission that would result in any of the foregoing.

Section 4.09         Adverse Developments. Since the June 30, 2019, there have been no material adverse changes in the Purchased Assets or Seller, there has been no act or omission on the part of Seller or, to Seller’s knowledge, others which would form the basis for the assertion against Seller of any material Liability, no other event has occurred which could be reasonably expected to have a Material Adverse Effect upon the Purchased Assets or Seller, and there is no development or, to Seller’s Knowledge, threatened development of a nature which could be reasonably expected to have a Material Adverse Effect upon the Purchased Assets or Seller.

Section 4.10         Material Contracts.

(a)            Section 4.10(a) of the Disclosure Schedules sets forth each of the following Contracts (x) by which any of the Purchased Assets are bound or affected or (y) to which Seller is a party or by which it is bound in connection with the Business or the Purchased Assets (such Contracts, together with all Contracts concerning the occupancy, management or operation of any Leased Real Property (including, brokerage contracts) listed or otherwise disclosed in Section 4.13(a) of the Disclosure Schedules and all Intellectual Property Agreements listed in Section 2.01(d) of the Disclosure Schedules, being “Material Contracts”):

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(i)             all Contracts involving aggregate consideration in excess of $10,000 and which, in each case, cannot be cancelled without penalty or without more than ten (10) days’ notice;

(ii)            all Contracts that require Seller to purchase or sell a stated portion of the requirements or outputs of the Business or that contain “take or pay” provisions;

(iii)            all Contracts that provide for the indemnification of any Person or the assumption of any Tax, environmental or other Liability of any Person;

(iv)           all Contracts that relate to the acquisition or disposition of any business, a material amount of stock or assets of any other Person or any real property (whether by merger, sale of stock, sale of assets or otherwise);

(v)            all broker, distributor, dealer, manufacturer’s representative, franchise, agency, sales promotion, market research, marketing consulting and advertising Contracts;

(vi)           all employment agreements and Contracts with independent contractors or consultants (or similar arrangements) which are not cancellable without material penalty or without more than ten (10) days’ notice and all non-competition, non-solicitation and confidentiality agreements from current and former independent contractors, consultants and employees of Seller that are currently in effect;

(vii)          except for Contracts relating to trade receivables, all Contracts relating to indebtedness (including guarantees);

(viii)         all Contracts with any Governmental Authority (“Government Contracts”);

(ix)            all Contracts that limit or purport to limit the ability of Seller to compete in any line of business or with any Person or in any geographic area or during any period of time;

(x)            all joint venture, partnership or similar Contracts;

(xi)            all Contracts for the sale of any of the Purchased Assets or for the grant to any Person of any option, right of first refusal or preferential or similar right to purchase any of the Purchased Assets;

(xii)           all powers of attorney with respect to the Business or any Purchased Asset;

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(xiii)         all collective bargaining agreements or Contracts with any Union; and

(xiv)         all other Contracts that are material to the Purchased Assets or the operation of the Business and not previously disclosed pursuant to this Section 4.10.

(b)          Each Material Contract is valid and binding on Seller in accordance with its terms and is in full force and effect. None of Seller or any other party thereto is in breach of or default under (or is alleged to be in breach of or default under) in any material respect, or has provided or received any notice of any intention to terminate, any Material Contract. No event or circumstance has occurred that, with notice or lapse of time or both, would constitute an event of default under any Material Contract or result in a termination thereof or would cause or permit the acceleration or other changes of any right or obligation or the loss of any benefit thereunder. Complete and correct copies of each Material Contract (including all modifications, amendments and supplements thereto and waivers thereunder) have been made available to Buyer. There are no material disputes pending or threatened under any Contract included in the Purchased Assets.

Section 4.11         Title to Purchased Assets.   Seller owns and has good and valid title to all of the Purchased Assets. All the Purchased Assets (including leasehold interests) are free and clear of Encumbrances except for the following, collectively referred to as “Permitted Encumbrance”:

(a)           Intentionally Omitted

(b)           liens for Taxes not yet due and payable;

(c)           easements, rights of way, zoning ordinances and other similar encumbrances affecting Real Property which are not, individually or in the aggregate, material to the Business or the Purchased Assets, which do not prohibit or interfere with the current operation of any Leased Real Property and which do not render title to any Leased Real Property unmarketable; or

(d)           liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of Business consistent with past practice which are not, individually or in the aggregate, material to the Business or the Purchased Assets.

Section 4.12         Condition and Sufficiency of Assets.   The buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property included in the Purchased Assets are structurally sound, are in good operating condition and repair, and are adequate for the uses to which they are being put, and none of such buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost. The Purchased Assets are sufficient for the continued conduct of the Business after the Closing in substantially the same manner as conducted prior to the Closing and constitute all of the rights, property and assets necessary to conduct the Business as currently conducted. None of the Excluded Assets are material to the Business.

Section 4.13         Real Property.

(a)           Section 4.13(a) of the Disclosure Schedules sets forth each parcel of real property leased by Seller and used in or necessary for the conduct of the Business as currently conducted (together with all right, title and interest of Seller in and to leasehold improvements relating thereto, including, but not limited to, security deposits, reserves or prepaid rents paid in connection therewith, collectively, the “Leased Real Property”), and a true and complete list of all leases, subleases, licenses, concessions and other agreements (whether written or oral), including all amendments, extensions renewals, guaranties and other agreements with respect thereto, pursuant to which Seller holds any Leased Real Property (collectively, the “Leases”). Seller has delivered to Buyer a true and complete copy of each Lease. With respect to each Lease:

(i)             such Lease is valid, binding, enforceable and in full force and effect, and Seller enjoys peaceful and undisturbed possession of the Leased Real Property;

(ii)            Seller is not in breach or default under such Lease, and no event has occurred or circumstance exists which, with the delivery of notice, passage of time or both, would constitute such a breach or default, and Seller has paid all rent due and payable under such Lease;

(iii)           Seller has not received nor given any notice of any default or event that with notice or lapse of time, or both, would constitute a default by Seller under any of the Leases and, to the Knowledge of Seller, no other party is in default thereof, and no party to any Lease has exercised any termination rights with respect thereto;

(iv)           Seller has not subleased, assigned or otherwise granted to any Person the right to use or occupy such Leased Real Property or any portion thereof; and

(v)            Seller has not pledged, mortgaged or otherwise granted an Encumbrance on its leasehold interest in any Leased Real Property.

(b)          Seller has not received any written notice of (i) material violations of building codes and/or zoning ordinances or other governmental or regulatory Laws affecting the Leased Real Property, (ii) existing, pending or threatened condemnation proceedings affecting the Leased Real Property, or (iii) existing, pending or threatened zoning, building code or other moratorium proceedings, or similar matters, which could reasonably be expected to materially and adversely affect the ability to operate the Leased Real Property as currently operated. Neither the whole nor any material portion of any Leased Real Property has been damaged or destroyed by fire or other casualty.

(c)           The Leased Real Property is sufficient for the continued conduct of the Business after the Closing in substantially the same manner as conducted prior to the Closing and constitutes all of the real property necessary to conduct the Business as currently conducted.

(d)          Seller does not own any real property.

Section 4.14         Scheduled Intellectual Property Assets.   Section 4.14 of the Seller Disclosure Schedules contains a correct, current, and complete list of: (i) all Intellectual Property Registrations, specifying as to each, as applicable: the title, mark, or design; the jurisdiction by or in which it has been issued, registered, or filed; the patent, registration, or application serial number; the issue, registration, or filing date; and the current status; and (ii) all unregistered Trademarks included in the Intellectual Property Assets; and (iii) all proprietary Software included in the Intellectual Property Assets; and (iv) all other Intellectual Property Assets that are used or held for use in the conduct of the Business as currently conducted or proposed to be conducted.

Section 4.15        Intellectual Property Agreements.

(a)          Section 2.01(d) of the Seller Disclosure Schedules contains a correct, current, and complete list of all Intellectual Property Agreements, specifying for each the date, title, and parties thereto, and separately identifying the Intellectual Property Agreements: (A) under which Seller is a licensor or otherwise grants to any Person any right or interest relating to any Intellectual Property Asset; (B) under which Seller is a licensee or otherwise granted any right or interest relating to the Intellectual Property of any Person; and (C) which otherwise relate to the Seller's ownership or use of any Intellectual Property in the conduct of the Business as currently conducted or proposed to be conducted, in each case identifying the Intellectual Property covered by such Intellectual Property Agreement. Seller has provided Buyer with true and complete copies (or in the case of any oral agreements, a complete and accurate written description) of all Intellectual Property Agreements, including all modifications, amendments, and supplements thereto and waivers thereunder.

(b)          Each Intellectual Property Agreement is valid and binding on Seller in accordance with its terms and is in full force and effect. Neither Seller nor any other party thereto is, or is alleged to be, in breach of or default under, or has provided or received any notice of breach of, default under, or intention to terminate (including by non-renewal), any Intellectual Property Agreement.

Section 4.16         Title and Sufficiency.

(a)           Seller is the sole and exclusive legal and beneficial, and with respect to the Intellectual Property Registrations, record, owner of all right, title, and interest in and to the Intellectual Property Assets, and has the valid and enforceable right to use all other Intellectual Property used or held for use in or necessary for the conduct of the Business as currently conducted and as proposed to be conducted, in each case, free and clear of all Encumbrances. The Intellectual Property Assets and Intellectual Property licensed under the Intellectual Property Agreements is all of the Intellectual Property necessary to operate the Business as presently conducted or proposed to be conducted.

(b)          Seller has entered into binding, valid and enforceable, written Contracts with each current and former employee and independent contractor who is or was involved in or has contributed to the invention, creation, or development of any Intellectual Property during the course of employment or engagement with Seller whereby such employee or independent contractor (A) acknowledges Seller's exclusive ownership of all Intellectual Property invented, created, or developed by such employee or independent contractor within the scope of his or her employment or engagement with Seller; (B) grants to Seller a present, irrevocable assignment of any ownership interest such employee or independent contractor may have in or to such Intellectual Property, to the extent such Intellectual Property does not constitute a "work made for hire" under applicable Law; and (C) irrevocably waives any right or interest, including any moral rights, regarding any such Intellectual Property, to the extent permitted by applicable Law. Seller has provided Buyer with true and complete copies of all such Contracts.

(c)          All assignments and other instruments necessary to establish, record, and perfect Seller's ownership interest in the Intellectual Property Registrations have been validly executed, delivered, and filed with the relevant Governmental Authorities and authorized registrars.

(d)          Neither the execution, delivery, or performance of this Agreement, nor the consummation of the transactions contemplated hereunder, will result in the loss or impairment of or payment of any additional amounts with respect to, or require the consent of any other Person in respect of, the Buyer's right to own or use any Intellectual Property Assets or Licensed Intellectual Property in the conduct of the Business as currently conducted and as proposed to be conducted. Immediately following the Closing, all Intellectual Property Assets will be owned or available for use by Buyer on identical/substantially the same/similar terms as they were owned or available for use by Seller immediately prior to the Closing.

Section 4.17         Validity and Enforceability.

(a)          All of the Intellectual Property Assets and Licensed Intellectual Property is/are valid and enforceable, and all Intellectual Property Registrations are subsisting and in full force and effect.

(b)          Seller has taken all reasonable and necessary steps to maintain and enforce the Intellectual Property Assets and Licensed Intellectual Property and to preserve the confidentiality of all Trade Secrets included therein, including by requiring all Persons having access thereto to execute binding, written non-disclosure agreements.

(c)          All required filings and fees related to the Intellectual Property Registrations have been timely submitted with and paid to the relevant Governmental Authorities and authorized registrars. Seller has provided Buyer with true and complete copies of all file histories, documents, certificates, office actions, correspondence, assignments, and other instruments relating to the Intellectual Property Registrations.

Section 4.18         Non-Infringement.

(a)          The conduct of the Business as currently and formerly conducted and as proposed to be conducted, including the use of the Intellectual Property Assets and Licensed Intellectual Property in connection therewith, and the products, processes, and services of the Business have not infringed, misappropriated, or otherwise violated and will not infringe, misappropriate, or otherwise violate the Intellectual Property or other rights of any Person.

(b)          No Person has infringed, misappropriated, or otherwise violated any Intellectual Property Assets or Licensed Intellectual Property.

Section 4.19         Intellectual Property Actions and Orders.

(a)           There are no Actions (including any opposition, cancellation, revocation, review, or other proceeding), whether settled, pending, or threatened (including in the form of offers to obtain a license) (A) alleging any infringement, misappropriation, or other violation of the Intellectual Property of any Person by Seller in the conduct of the Business; (B) challenging the validity, enforceability, registrability, patentability, or ownership of any Intellectual Property Assets or Seller's rights with respect to any Intellectual Property Assets or Licensed Intellectual Property; or (C) by Seller or any other Person alleging any infringement, misappropriation, or other violation by any Person of any Intellectual Property Assets. Seller is not aware of any facts or circumstances that could reasonably be expected to give rise to any such Action.

(b)          Seller is not subject to any outstanding or prospective Order (including any motion or petition therefor) that does or could reasonably be expected to restrict or impair the ownership or use of any Intellectual Property Assets or Licensed Intellectual Property.

(c)          Section 4.19(c) of the Disclosure Schedules contains a correct, current, and complete list of all social media accounts used by Seller in the conduct of the Business. Seller has complied with all terms of use, terms of service, and other Contracts and all associated policies and guidelines relating to its use of any social media platforms, sites, or services in the conduct of the Business (collectively, "Platform Agreements"). There are no Actions settled, pending, or threatened alleging (A) any breach or other violation of any Platform Agreement by Seller; or (B) defamation, any violation of publicity rights of any Person, or any other violation by Seller in connection with its use of social media in the conduct of the Business.

(d)          All Business IT Systems are in good working condition and are sufficient for the operation of the Business as currently conducted and as proposed to be conducted. There has been no malfunction, failure, continued substandard performance, denial-of-service, or other cyber incident, including any cyberattack, or other impairment of the Business IT Systems that has resulted or is reasonably likely to result in disruption or damage to the Business. Seller has taken all commercially reasonable steps to safeguard the confidentiality, availability, security, and integrity of the Business IT Systems, including implementing and maintaining appropriate backup, disaster recovery, and Software and hardware support arrangements.

(e)           Seller has complied with all applicable Laws and all internal or publicly posted policies, notices, and statements concerning the collection, use, processing, storage, transfer, and security of personal information in the conduct of the Business. Seller has not (i) experienced any actual, alleged, or suspected data breach or other security incident involving personal information in its possession or control or (ii) been subject to or received any notice of any audit, investigation, complaint, or other Action by any Governmental Authority or other Person concerning the Company's collection, use, processing, storage, transfer, or protection of personal information or actual, alleged, or suspected violation of any applicable Law concerning privacy, data security, or data breach notification, in each case in connection with the conduct of the Business, and there are no facts or circumstances that could reasonably be expected to give rise to any such Action.

Section 4.20         Inventory.   All Inventory, whether or not reflected on the Closing A&L Schedule, consists of a quality and quantity usable and salable in the ordinary course of Business consistent with past practice, except for obsolete, damaged, defective or slow-moving items that have been written off or written down to the lower of fair market value or cost or for which adequate reserves have been established. All Inventory is owned by Seller free and clear of all Encumbrances, and no Inventory is held on a consignment basis. The quantities of each item of Inventory (whether raw materials, work-in-process or finished goods) are not excessive, but are reasonable in the present circumstances of Seller.

Section 4.21         Accounts Receivable.   The Accounts Receivable reflected on the Closing A&L Schedule (a) have arisen from bona fide transactions entered into by Seller involving the sale of goods or the rendering of services in the ordinary course of Business consistent with past practice; (b) constitute only valid, undisputed claims of Seller not subject to claims of set-off or other defenses or counterclaims other than normal cash discounts accrued in the ordinary course of Business consistent with past practice; and (c) except as set forth in Section 4.21 of the Disclosure Schedules are collectible in full within ninety (90) days after billing.

Section 4.22        Backlog.   Section 4.22 of the Disclosure Schedules sets forth a true and complete description of Seller’s backlog as of the date hereof.

Section 4.23        Customers and Suppliers.

(a)          Section 4.23(a) of the Disclosure Schedules sets forth (i) a true, complete and correct customer list showing the twenty (20) largest customers by gross purchases from Seller for each of the two (2) most recent fiscal years (collectively, the “Material Customers”), and (ii) a true, complete and correct supplier list showing the twenty (20) largest suppliers by gross sales to Seller for the twelve (12) months October 2018 through and including September 2019 (collectively, the “Material Suppliers”).

(b)          Except as set forth in Section 4.23(b) of the Disclosure Schedules, during the twelve (12)-month period ending on the date of this Agreement, no Material Customer or Material Supplier has (whether as a result of the transactions contemplated by this Agreement or otherwise) (i) stopped, or indicated an intention to stop, trading with or supplying Seller, (ii) materially reduced, or indicated an intention to materially reduce, its trading with or provision of goods or services to Seller, or (iii) changed, or indicated an intention to change, materially, the terms and conditions on which it is prepared to trade with or supply Seller. During the twelve (12)-month period ending on the date of this Agreement, no Material Customer has notified Seller of its intention to return products sold by Seller with an aggregate value in excess of Ten Thousand Dollars ($10,000). To the Knowledge of Seller, no facts, conditions or events (except customary contractual restrictions prohibiting assignment) exist which are reasonably likely to give rise to a claim by Seller against any of its customers or suppliers or any claim by a customer or supplier against Seller. During the twelve (12)-month period ending on the date of this Agreement, Seller has not entered into any Contract with customers or suppliers, except in the ordinary course of business.

Section 4.24        Insurance.   Section 4.24 of the Disclosure Schedules sets forth (a) a true and complete list of all current policies or binders of fire, liability, product liability, umbrella liability, real and personal property, workers’ compensation, vehicular, fiduciary liability and other casualty and property insurance maintained by Seller or its Affiliates and relating to the Business, the Purchased Assets or the Assumed Liabilities (collectively, the “Insurance Policies”); and (b) with respect to the Business, the Purchased Assets or the Assumed Liabilities, a list of all pending claims and the claims history for Seller since 2014. There are no claims related to the Business, the Purchased Assets or the Assumed Liabilities pending under any such Insurance Policies as to which coverage has been questioned, denied or disputed or in respect of which there is an outstanding reservation of rights. Neither Seller nor any of its Affiliates has received any written notice of cancellation of, premium increase with respect to, or alteration of coverage under, any of such Insurance Policies. All premiums due on such Insurance Policies have either been paid or, if not yet due, accrued. All such Insurance Policies (a) are in full force and effect and enforceable in accordance with their terms; (b) are provided by carriers who are financially solvent; and (c) have not been subject to any lapse in coverage. None of Seller or any of its Affiliates is in default under, or has otherwise failed to comply with, in any material respect, any provision contained in any such Insurance Policy. The Insurance Policies are of the type and in the amounts customarily carried by Persons conducting a business similar to the Business and are sufficient for compliance with all applicable Laws and Contracts to which Seller is a party or by which it is bound. True and complete copies of the Insurance Policies have been made available to Buyer.

Section 4.25        Legal Proceedings; Governmental Orders.

(a)          There are no Actions pending or, to Seller’s Knowledge, threatened against or by Seller (i) relating to or affecting the Business, the Purchased Assets or the Assumed Liabilities; or (ii) that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. No event has occurred or circumstances exist that may give rise to, or serve as a basis for, any such Action.

(b)           There are no outstanding Governmental Orders and no unsatisfied judgments, penalties or awards against, relating to or affecting the Business.

Section 4.26        Compliance With Laws; Permits; Certifications.

(a)          Seller has complied, and is now complying, with all Laws applicable to the conduct of the Business as currently conducted or the ownership and use of the Purchased Assets.

(b)          All Permits required for Seller to conduct the Business as currently conducted or for the ownership and use of the Purchased Assets have been obtained by Seller and are valid and in full force and effect. All fees and charges with respect to such Permits as of the date hereof have been paid in full. Section 4.26(b) of the Disclosure Schedules sets forth all current Permits issued to Seller which are related to the conduct of the Business as currently conducted or the ownership and use of the Purchased Assets, including the names of the Permits and their respective dates of issuance and expiration. No event has occurred that, with or without notice or lapse of time or both, would reasonably be expected to result in the revocation, suspension, lapse or limitation of any Permit set forth in Section 4.26(b) of the Disclosure Schedules.

(c)          Schedule 4.26(c) of the Disclosure Schedules sets forth a true and complete list of all Certifications held by Seller. All such Certifications are in full force and effect and, to Seller’s Knowledge, no suspension or cancellation of any such Certifications is threatened.

Section 4.27         Environmental Matters.

(a)          The operations of Seller with respect to the Business and the Purchased Assets are currently and have been in compliance with all Environmental Laws. Seller has not received from any Person, with respect to the Business or the Purchased Assets, and to the Knowledge of Seller there is no threatened: (i) Environmental Notice or Environmental Claim; or (ii) written request for information pursuant to Environmental Law, which, in each case, either remains pending or unresolved, or is the source of ongoing obligations or requirements as of the Closing Date.

(b)          Seller has obtained and is in material compliance with all Environmental Permits (each of which is set forth in Section 4.27(b) of the Disclosure Schedules) and all such Environmental Permits are in full force and effect and shall be maintained in full force and effect by Seller through the Closing Date in accordance with Environmental Law, no outstanding written notice of revocation, cancellation or termination of any Environmental Permit has been received by Seller, and there are no Actions pending or, to the Knowledge of Seller, threatened that seek the revocation, cancellation or termination of any Environmental Permit. Seller is not aware of any condition, event or circumstance that might prevent or impede, after the Closing Date, the conduct of the Business as currently conducted or the ownership, lease, operation or use of the Purchased Assets. With respect to each such Environmental Permit, Seller has undertaken, or will undertake prior to the Closing Date, all measures necessary to facilitate transferability of the same, and Seller is not aware of any condition, event or circumstance that might prevent or impede the transferability of the same, and has not received any Environmental Notice or written communication regarding any material adverse change in the status or terms and conditions of the same.

(c)          None of the Business or the Purchased Assets or any real property currently or formerly owned, leased or operated by Seller in connection with the Business is listed on, or has been proposed for listing on, the National Priorities List (or CERCLIS) under CERCLA, or any similar state list.

(d)          There has been no Release of Hazardous Materials under any Environmental Law with respect to the Business or the Purchased Assets or any real property currently or formerly owned, leased or operated by Seller in connection with the threatened Business, and Seller has not received an Environmental Notice that any of the Business or the Purchased Assets or any real property currently or formerly owned, leased or operated by Seller in connection with the Business (including soils, groundwater, surface water, buildings and other structure located thereon) has been contaminated with any Hazardous Material.

(e)          Section 4.27(e) of the Disclosure Schedules sets forth a complete and accurate list of all active or abandoned aboveground or underground storage tanks currently or formerly owned or operated by Seller in connection with the Business or the Purchased Assets.

(f)           Section 4.27(f) of the Disclosure Schedules sets forth a complete and accurate list of all off-site Hazardous Materials treatment, storage, or disposal facilities or locations used by Seller and any predecessors in connection with the Business or the Purchased Assets as to which Seller may retain liability, and none of these facilities or locations has been placed or proposed for placement on the National Priorities List (or CERCLIS) under CERCLA, or any similar state list, and Seller has not received any Environmental Notice regarding potential liabilities with respect to such off-site Hazardous Materials treatment, storage, or disposal facilities or locations used by Seller.

(g)          Seller has not retained or assumed, by contract or operation of Law any Liabilities of any Person under Environmental Law.

(h)          Seller has provided or otherwise made available to Buyer and set forth in Section 4.27(h) of the Disclosure Schedules: (i) any and all environmental reports, studies, audits, records, sampling data, site assessments, risk assessments, economic models and other similar documents with respect to the Business or the Purchased Assets or any real property currently or formerly owned, leased or operated by Seller in connection with the Business which are in the possession or control of Seller related to compliance with Environmental Laws, Environmental Claims or an Environmental Notice or the Release of Hazardous Materials; and (ii) any and all material documents concerning planned or anticipated capital expenditures required to reduce, offset, limit or otherwise control pollution and/or emissions, manage waste or otherwise ensure compliance with current or future Environmental Laws (including costs of remediation, pollution control equipment and operational changes).

(i)           There is no condition, event or circumstance arising from or relating to compliance with Environmental Laws that might, after the Closing Date, prevent, impede or materially increase the costs associated with the ownership, lease, operation, performance or use of the Business or the Purchased Assets as currently carried out.

(j)            Seller owns and controls all Environmental Attributes (a complete and accurate list of which is set forth in Section 4.27(j) of the Disclosure Schedules) and has not entered into any Contract or pledge to transfer, lease, license, guarantee, sell, mortgage, pledge or otherwise dispose of or encumber any Environmental Attributes as of the date hereof. There is no condition, event or circumstance that might prevent, impede or materially increase the costs associated with the transfer (if required) to Buyer of any Environmental Attributes after the Closing Date.

Section 4.28         Employee Benefit Matters.

(a)           Section 4.28(a) of the Disclosure Schedules sets forth a true and complete list of each pension, benefit, retirement, compensation, employment, consulting, profit-sharing, deferred compensation, incentive, bonus, performance award, phantom equity, stock or stock-based, change in control, retention, severance, vacation, paid time off (PTO), medical, vision, dental, disability, welfare, Code Section 125 cafeteria, fringe-benefit and other similar agreement, plan, policy, program or arrangement (and any amendments thereto), in each case whether or not reduced to writing and whether funded or unfunded, including each “employee benefit plan” within the meaning of Section 3(3) of ERISA, whether or not tax-qualified and whether or not subject to ERISA, which is or has been maintained, sponsored, contributed to, or required to be contributed to by Seller for the benefit of any current or former employee, officer, director, retiree, independent contractor or consultant of the Business or any spouse or dependent of such individual, or under which Seller or any of its ERISA Affiliates has or may have any Liability (contingent or otherwise), or with respect to which Buyer or any of its Affiliates would reasonably be expected to have any Liability (as set forth in Section 4.28(a)  of the Disclosure Schedules, each, a “Benefit Plan”). Seller has separately identified in Section 4.28(a) of the Disclosure Schedules each Benefit Plan that is maintained, sponsored, contributed to, or required to be contributed to by Seller primarily for the benefit of employees of the Business outside of the United States (a “Non-U.S. Benefit Plan”).

(b)           With respect to each Benefit Plan, Seller has made available to Buyer accurate, current and complete copies of each of the following: (i) where the Benefit Plan has been reduced to writing, the plan document together with all amendments; (ii) where the Benefit Plan has not been reduced to writing, a written summary of all material plan terms; (iii) where applicable, copies of any trust agreements or other funding arrangements, custodial agreements, insurance policies and contracts, administration agreements and similar agreements, and investment management or investment advisory agreements, now in effect or required in the future as a result of the transactions contemplated by this Agreement or otherwise; (iv) copies of any summary plan descriptions, summaries of material modifications, summaries of benefits and coverage, COBRA communications, employee handbooks and any other written communications (or a description of any oral communications) relating to any Benefit Plan; (v) in the case of any Benefit Plan that is intended to be qualified under Section 401(a) of the Code, a copy of the most recent determination, opinion or advisory letter from the Internal Revenue Service and any legal opinions issued thereafter with respect to such Benefit Plan’s continued qualification; (vi) in the case of any Benefit Plan for which a Form 5500 is required to be filed, a copy of the two most recently filed Forms 5500, with all corresponding schedules and financial statements attached; (vii) actuarial valuations and reports related to any Benefit Plans with respect to the most recently completed plan years; (viii) the most recent nondiscrimination tests performed under the Code; and (ix) copies of material notices, letters or other correspondence from the Internal Revenue Service, Department of Labor, Department of Human Resources, Pension Benefit Guaranty Corporation or other Governmental Authority relating to the Benefit Plan.

(c)          Except as set forth in Section 4.28(c) of the Disclosure Schedules, each Benefit Plan and related trust (other than any multiemployer plan within the meaning of Section 3(37) of ERISA (each, a “Multiemployer Plan”)) has been established, administered and maintained in accordance with its terms and in compliance with all applicable Laws (including ERISA, the Code and any applicable local Laws). Each Benefit Plan that is intended to be qualified under Section 401(a) of the Code (a “Qualified Benefit Plan”) is so qualified and has received a favorable and current determination letter from the Internal Revenue Service, or with respect to a prototype plan, can rely on an opinion letter from the Internal Revenue Service to the prototype plan or volume submitter plan sponsor, to the effect that such Qualified Benefit Plan is so qualified and that the plan and the trust related thereto are exempt from federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, and nothing has occurred that could reasonably be expected to adversely affect the qualified status of any Qualified Benefit Plan. Nothing has occurred with respect to any Benefit Plan that has subjected or could reasonably be expected to subject Seller or any of its ERISA Affiliates or, with respect to any period on or after the Closing Date, Buyer or any of its Affiliates, to a penalty under Section 502 of ERISA or to tax or penalty under Sections 4975 or 4980H of the Code. No pension plan (other than a Multiemployer Plan) which is subject to minimum funding requirements, including any multiple employer plan, (each a “Single Employer Plan”) in which employees of the Business or any ERISA affiliate participate or have participated has an actual “accumulated funding deficiency”, whether or not waived, or is subject to a lien for unpaid contributions under Section 303(k) of ERISA or Section 430(k) of the Code. No Single Employer Plan covering employees of the Business which is a defined benefit plan has an “adjusted funding target attainment percentage” as defined in Section 436 of the Code, less than 80%. All benefits, contributions and premiums relating to each Benefit Plan have been timely paid in accordance with the terms of such Benefit Plan and all applicable Laws and accounting principles, and all benefits accrued under any unfunded Benefit Plan have been paid, accrued or otherwise adequately reserved to the extent required by, and in accordance with, Accounting Principles. All Non-U.S. Benefit Plans that are intended to be funded and/or book-reserved are funded and/or book-reserved, as appropriate, based upon reasonable actuarial assumptions.

(d)          Neither Seller nor any of its ERISA Affiliates has (i) incurred or reasonably expects to incur, either directly or indirectly, any material Liability under Title I or Title IV of ERISA or related provisions of the Code or applicable local Law relating to employee benefit plans; (ii) failed to timely pay premiums to the Pension Benefit Guaranty Corporation; (iii) withdrawn from any Benefit Plan; or (iv) engaged in any transaction which would give rise to liability under Section 4069 or Section 4212(c) of ERISA; (v) incurred taxes under Section 4971 of the Code with respect to any Single Employer Plan; or (vi) participated in a multiple employer welfare arrangements (MEWA).

(e)          With respect to each Benefit Plan (i) no such plan is a Multiemployer Plan and Seller has never contributed or been required to contribute to a Multiemployer Plan; (ii) no such plan is a “multiple employer plan” within the meaning of Section 413(c) of the Code or a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA); (iii) no Action has been initiated by the Pension Benefit Guaranty Corporation to terminate any such plan or to appoint a trustee for any such plan; (iv) no such plan is subject to the minimum funding standards of Section 412 of the Code or Title IV of ERISA, and none of the Purchased Assets is, or may reasonably be expected to become, the subject of any lien arising under Section 302 of ERISA or Section 412(a) of the Code. Except as set forth in Section 4.28(e) of the Disclosure Schedules, no such plan is subject to the minimum funding standards of Section 412 of the Code or Title IV of ERISA, and no plan listed in Section 4.28(a) of the Disclosure Schedules has failed to satisfy the minimum funding standards of Section 302 of ERISA or Section 412 of the Code; and (v) no “reportable event,” as defined in Section 4043 of ERISA, has occurred with respect to any such plan.

(f)           Other than as required under Section 601 et. seq. of ERISA or other applicable Law, no Benefit Plan or other arrangement provides post-termination or retiree welfare benefits to any individual for any reason.

(g)           There is no pending or, to Seller’s Knowledge, threatened Action relating to a Benefit Plan (other than routine claims for benefits), and no Benefit Plan has within the three (3) years prior to the date hereof been the subject of an examination or audit by a Governmental Authority or the subject of an application or filing under, or is a participant in, an amnesty, voluntary compliance, self-correction or similar program sponsored by any Governmental Authority.

(h)          There has been no amendment to, announcement by Seller or any of its Affiliates relating to, or change in employee participation or coverage under, any Benefit Plan or collective bargaining agreement that would increase the annual expense of maintaining such plan above the level of the expense incurred for the most recently completed fiscal year with respect to any director, officer, employee, consultant or independent contractor of the Business, as applicable. Neither Seller nor any of its Affiliates has any commitment or obligation or has made any representations to any director, officer, employee, consultant or independent contractor of the Business, whether or not legally binding, to adopt, amend, modify or terminate any Benefit Plan or any collective bargaining agreement.

(i)           Each Benefit Plan that is subject to Section 409A of the Code has been administered in compliance with its terms and the operational and documentary requirements of Section 409A of the Code and all applicable regulatory guidance (including notices, rulings and proposed and final regulations) thereunder. Seller does not have any obligation to gross up, indemnify or otherwise reimburse any individual for any excise taxes, interest or penalties incurred pursuant to Section 409A of the Code.

(j)           Neither the execution of this Agreement nor any of the transactions contemplated by this Agreement will (either alone or upon the occurrence of any additional or subsequent events): (i) entitle any current or former director, officer, employee, independent contractor or consultant of the Business to severance pay or any other payment; (ii) accelerate the time of payment, funding or vesting, or increase the amount of compensation due to any such individual; (iii) increase the amount payable under or result in any other material obligation pursuant to any Benefit Plan; (iv) result in “excess parachute payments” within the meaning of Section 280G(b) of the Code; or (v) require a “gross-up” or other payment to any “disqualified individual” within the meaning of Section 280G(c) of the Code. Seller has made available to Buyer true and complete copies of any Section 280G calculations prepared (whether or not final) with respect to any disqualified individual in connection with the transactions contemplated by this Agreement.

Section 4.29         Employment Matters.

(a)          Section 4.29(a) of the Disclosure Schedules contains a list of all persons who are employees, independent contractors or consultants of the Business as of the date hereof, including any employee who is on a leave of absence of any nature, paid or unpaid, authorized or unauthorized, and sets forth for each such individual the following: (i) name; (ii) status, title and/or position (including whether an employee or contractor, whether full-time or part-time and whether exempt or non-exempt); (iii) hire date; (iv) current annual base compensation rate; (v) commission, bonus and any other incentive-based compensation; and (vi) a description of the fringe benefits provided to each such individual as of the date hereof. As of the date hereof, all compensation, including wages, commissions and bonuses payable to all employees, independent contractors and consultants of the Business for services performed on or prior to the date hereof have been paid in full and there are no outstanding agreements, understandings or commitments of Seller with respect to any compensation, commissions or bonuses.

(b)          Seller is not, and has never been, a party to, bound by or negotiating any collective bargaining agreement or other Contract with a union, works council or labor organization (collectively, “Union”), and there is not, and has never been, any Union representing or purporting to represent any employee of Seller, and no Union or group of employees is seeking or has sought to organize employees for the purpose of collective bargaining. There has never been, nor has there been any threat of, any strike, slowdown, work stoppage, lockout, concerted refusal to work overtime or other similar labor disruption or dispute affecting Seller or any employees of the Business. Seller has no duty to bargain with any Union.

(c)          Seller is and has been in compliance in all material respects with all applicable Laws pertaining to employment and employment practices to the extent they relate to employees of the Business, including all Laws relating to labor relations, equal employment opportunities, fair employment practices, employment discrimination, harassment, retaliation, reasonable accommodation, disability rights or benefits, immigration, wages, hours, employee classification or overtime compensation, child labor, hiring, promotion and termination of employees, working conditions, meal and break periods, privacy, health and safety, workers’ compensation, leaves of absence (including paid sick leave) and unemployment insurance. All individuals characterized and treated by Seller as consultants or independent contractors of the Business are properly treated as independent contractors under all applicable Laws. All employees of the Business classified as exempt under the Fair Labor Standards Act and state and local wage and hour Laws are properly classified in all material respects. There are no Actions against Seller pending, or to Seller’s Knowledge, threatened to be brought or filed, by or with any Governmental Authority or arbitrator in connection with the employment of any current or former applicant, employee, consultant, volunteer, intern or independent contractor of the Business, including any claim relating to unfair labor practices, employment discrimination, harassment, retaliation, equal pay, wages and hours or any other employment related matter arising under applicable Laws.

(d)          Seller has complied in all material respects with the WARN Act, and it has no plans to undertake any action in the future that would trigger the WARN Act.

(e)          With respect to each Government Contract, Seller is and has been in compliance with Executive Order No. 11246 of 1965 (“E.O. 11246”), Section 503 of the Rehabilitation Act of 1973 (“Section 503”) and the Vietnam Era Veterans’ Readjustment Assistance Act of 1974 (“VEVRAA”), including all implementing regulations. Seller maintains and complies with affirmative action plans in compliance with E.O. 11246, Section 503 and VEVRAA, including all implementing regulations. Seller is not, and has not been for the past five (5) years, the subject of any audit, investigation or enforcement action by any Governmental Authority in connection with any Government Contract or related compliance with E.O. 11246, Section 503 and VEVRAA. Seller has not been debarred, suspended or otherwise made ineligible from doing business with the United States government or any government contractor.

Section 4.30         Taxes.

(a)          All Tax Returns required to be filed by Seller for any Pre-Closing Tax Period have been, or will be, timely filed. Such Tax Returns are, or will be, true, complete and correct in all respects. All Taxes due and owing by Seller (whether or not shown on any Tax Return) have been, or will be, timely paid.

(b)          Seller has withheld and paid each Tax required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, customer, stockholder or other party, and complied with all information reporting and backup withholding provisions of applicable Law.

(c)          No extensions or waivers of statutes of limitations have been given or requested with respect to any Taxes of Seller.

(d)          All deficiencies asserted, or assessments made, against Seller as a result of any examinations by any taxing authority have been fully paid.

(e)          Seller is not a party to any Action by any taxing authority. There are no pending or threatened Actions by any taxing authority.

(f)           There are no Encumbrances for Taxes upon any of the Purchased Assets nor is any taxing authority in the process of imposing any Encumbrances for Taxes on any of the Purchased Assets (other than for current Taxes not yet due and payable).

(g)          Seller is not a “foreign person” as that term is used in Treasury Regulations Section 1.1445-2.

(h)          Seller is not, and has not been, a party to, or a promoter of, a “reportable transaction” within the meaning of Section 6707A(c)(1) of the Code and Treasury Regulations Section 1.6011 4(b).

(i)           None of the Purchased Assets is (i) required to be treated as being owned by another person pursuant to the so-called “safe harbor lease” provisions of former Section 168(f)(8) of the Code; (ii) subject to Section 168(g)(1)(A) of the Code; or (iii) subject to a disqualified leaseback or long-term agreement as defined in Section 467 of the Code.

(j)           None of the Purchased Assets is tax-exempt use property within the meaning of Section 168(h) of the Code.

Section 4.31         Brokers.   No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any other Transaction Document based upon arrangements made by or on behalf of Seller or the Stockholder.

Section 4.32         Products Liability.   There is no Action before any Governmental Authority involving Seller based upon breach of product warranty, strict liability in tort, negligent design, negligent manufacture of product, defects in design, manufacture, materials or workmanship, negligent provision of services, or any other allegation of liability, including or resulting in product recalls, arising from the materials, design, testing, manufacture, packaging, labeling (including instruction for use), documentation or sale of products (collectively, “Product Claims”; and, to the Knowledge of Seller, there is no basis for any such Product Claim. To the Knowledge of Seller, there are no material errors in any published technical documentation, specifications, manuals or user guides provided in the ordinary course of business to customers of the Business. There have been no material defects in design, manufacturing, materials or workmanship, including any failure to warn, or any breach of express or implied warranties or representations, which involve any product manufactured (or to be manufactured), shipped, sold, installed or delivered by or on behalf of Seller. There have been no product recalls by Seller with respect to any products manufactured (or to be manufactured), shipped, sold, installed or delivered by or on behalf of Seller, or to the Knowledge of Seller any investigation or consideration of or decision made by any Person or Governmental Authority concerning whether to undertake or not to undertake any recall. All manufacturing standards applied, testing procedures used, and product specifications disclosed to customers by Seller have complied in all material respects with all requirements established by any applicable Law or any Governmental Authority.

Section 4.33         Solvency.    On the date hereof and on the Closing Date and at all times during the six (6) months immediately preceding the date hereof and the Closing Date, Seller is and has been and will have been paying all of its debts, Liabilities and obligations accruing with respect to or resulting from the conduct of the Business as the same shall become due and owing, and none of such payment obligations are past due or otherwise delinquent in any material respect. On and immediately after the date hereof, Seller (a) is and will be solvent (i.e., the sum of its debts will be less than all of its property, at a fair valuation); and (b) is and will be able to pay its current and anticipated debts as such debts mature. Seller is executing this Agreement in good faith, for fair value and without intent to hinder, delay or to defraud its present and future creditors.

Section 4.34         Prior Names and Addresses.   Except as set forth in Section 4.34 of the Disclosure Schedules, Seller has used no Business name and has had no Business address other than its current name and the Business address set forth herein.

Section 4.35         Transactions with Directors, Officers and Affiliates.   Except as set forth in Section 4.35 of the Disclosure Schedules, there have been no transactions between or among Seller and any of its directors, officers, employees, Stockholder or Affiliates, or any spouse or relative of such Person. To the Knowledge of Seller, none of the directors, officers, employees, Stockholder or Affiliates of Seller, or any spouse or relative of any of such Persons, has been a director or officer of, or has had any direct or indirect interest in, any Person with which Seller has had a Business relationship, including as a supplier, customer or sales representative of Seller or which has competed with or been engaged in any business of the kind being conducted by the Business or in connection with the Purchased Assets. Without limiting the generality of the foregoing, there have been no Contracts between or among Seller and any of its directors, officers, employees, Stockholder or Affiliates, or any spouse or relative of such Person, under which Seller (a) leases any real property (either to or from such Person), (b) licenses technology (either to or from such Person), (c) is obligated to purchase any tangible or intangible asset from, or sell such asset to, such Person, (d) purchases, products or services from such Person, (e) pays or receives commissions, rebates or other payments, or (f) provides or receives any other material benefit.

Section 4.36         Liability to Affiliates; Payments to Affiliates.   Except as set forth on Section 4.36 of the Disclosure Schedules, no Liability of any nature of Seller is owed to any director, officer, employee, Stockholder or Affiliate of Seller or to any stockholder, partner or member of any of the foregoing (or any spouse or relative of any such Person). Section 4.36 of the Disclosure Schedules sets forth all payments of any nature made by Seller to any of the forgoing Persons during the last five (5) years.

Section 4.37         Interest in Assets.   Except as set forth on Section 4.37 of the Disclosure Schedules, no Person other than Seller owns any real or personal property or rights, tangible or intangible, used in or related, directly or indirectly, to the Business.

Section 4.38         Rebates or Reimbursements.   Seller is not, has never been, is not required, and has never been required to provide or receive any rebate or other reimbursement to any customer, supplier or any Person with whom Seller has or has had a Business relationship.

Section 4.39         Anticorruption; Antiboycott Laws.

(a)            Seller, including its employees, directors, agents or other Persons acting on their behalf, have not, directly or indirectly, taken any action that would cause Seller to be in violation of the Foreign Corrupt Practices Act of 1977, as amended (the “FCPA”), or any other anticorruption or anti-bribery Laws applicable to Seller (collectively with the FCPA, the “Anticorruption Laws”). Seller, including its employees, directors, agents or other Persons acting on their behalf, have not, directly or indirectly, corruptly given, loaned, paid, promised, offered or authorized payment of money or anything of value to any “foreign official” as defined in the FCPA or, in violation of Law, to any other government official, to secure any improper advantage or to obtain or retain business for any Person or to achieve any other purpose prohibited by the Anticorruption Laws. Seller has established and implemented reasonable internal controls and procedures intended to ensure compliance with the Anticorruption Laws.

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(b)            Seller, including its employees, directors, agents or other Persons acting on their behalf, have not, directly or indirectly, taken any action that would cause Seller to be in violation of Law applicable to then-current export control or trade embargoes.

(c)            Seller has not violated the antiboycott prohibitions contained in 50 U.S.C. 4607 and 15 C.F.R. 760 or taken any action that can be penalized under Section 999 of the Code.

Section 4.40         Full Disclosure.   No representation or warranty by Seller or the Stockholder in this Agreement and no statement contained in the Disclosure Schedules to this Agreement or any certificate or other document furnished or to be furnished to Buyer pursuant to this Agreement contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they are made, not misleading.

ARTICLE V
Representations and warranties of buyer

Buyer represents and warrants to Seller that the statements contained in this Article V are true and correct as of the date hereof.

Section 5.01         Organization of Buyer.   Buyer is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware.

Section 5.02         Authority of Buyer.   Buyer has full corporate power and authority to enter into this Agreement and the other Transaction Documents to which Buyer is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Buyer of this Agreement and any other Transaction Document to which Buyer is a party, the performance by Buyer of its obligations hereunder and thereunder and the consummation by Buyer of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of Buyer. This Agreement has been duly executed and delivered by Buyer, and (assuming due authorization, execution and delivery by Seller) this Agreement constitutes a legal, valid and binding obligation of Buyer enforceable against Buyer in accordance with its terms. When each other Transaction Document to which Buyer is or will be a party has been duly executed and delivered by Buyer (assuming due authorization, execution and delivery by each other party thereto), such Transaction Document will constitute a legal and binding obligation of Buyer enforceable against it in accordance with its terms.

Section 5.03         No Conflicts; Consents.   The execution, delivery and performance by Buyer of this Agreement and the other Transaction Documents to which it is a party, and the consummation by Buyer of the transactions contemplated hereby and thereby, do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the certificate of incorporation, bylaws or other organizational documents of Buyer; (b) conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to Buyer; or (c) except as set forth in Section 5.03 of the Disclosure Schedules, require the consent, notice or other action by or to any Person under any Contract to which Buyer is a party. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to Buyer in connection with the execution and delivery of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby, except for such consents, approvals, Permits, Governmental Orders, declarations, filings or notices the failure of which to obtain would not, in the aggregate, have a Material Adverse Effect.

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Section 5.04         Brokers.   No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any other Transaction Document based upon arrangements made by or on behalf of Buyer.

Section 5.05         Legal Proceedings.   There are no Actions pending or, to Buyer’s knowledge, threatened against or by Buyer or any Affiliate of Buyer that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement.

ARTICLE VI
Covenants

Section 6.01         Employees and Employee Benefits.

(a)            Commencing on the Closing Date, Seller shall (and the Stockholder shall cause Seller to) terminate all employees of the Business as of the Closing Date, and, at Buyer’s sole discretion, Buyer may offer employment, on an “at will” basis, to any or all of such employees. Seller and Stockholder, jointly and severally, shall bear any and all obligations and liability under the Warn Act resulting from employment losses pursuant to this Section 6.01 or otherwise, whether prior to, on or after the Closing Date.

(b)            Seller and Stockholder, jointly and severally, shall be solely responsible, and Buyer shall have no obligations whatsoever for, any compensation or other amounts payable to any current or former employee, officer, director, independent contractor or consultant of the Business, including hourly pay, commission, bonus, salary, paid sick leave, accrued vacation or other paid time off, fringe, pension or profit sharing benefits or severance pay for any period relating to the service with Seller at any time on or prior to the Closing Date and Seller shall (and the Stockholder shall cause Seller to) pay all such amounts to all entitled Persons on or prior to the Closing Date.

(c)            Seller and the Stockholder, jointly and severally, shall remain solely responsible for the satisfaction of all claims for medical, dental, life insurance, health, accident or disability benefits brought by or in respect of current or former employees, officers, directors, independent contractors or consultants of the Business or the spouses, dependents or beneficiaries thereof, which claims relate to events occurring on or prior to the Closing Date. Seller and the Stockholder, jointly and severally, also shall remain solely responsible for all worker’s compensation claims of any current or former employees, officers, directors, independent contractors or consultants of the Business which relate to events occurring on or prior to the Closing Date, including any claim for exacerbation of injuries that accrued prior to the Closing due to conduct or events occurring post-Closing. Seller shall (and the Stockholder shall cause Seller to) pay, or cause to be paid, all such amounts to the appropriate persons as and when due.

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(d)            Seller has no Benefit Plans and therefore no portion of the assets of any plan, fund, program or arrangement, written or unwritten, heretofore sponsored or maintained by Seller, including Benefit Plans (and no amount attributable to any such plan, fund, program or arrangement), shall be transferred to Buyer, and Buyer shall not be required to continue any such plan, fund, program or arrangement after the Closing Date. The amounts payable on account of all benefit arrangements shall be determined with reference to the date of the event by reason of which such amounts became payable, without regard to conditions subsequent, and Buyer shall not be liable for any Action for insurance, reimbursement or other benefits payable by reason of any event which occurs on or prior to the Closing Date.

(e)            Each employee of the Business who becomes employed by Buyer in connection with the transactions contemplated by this Agreement shall be eligible to receive the salary and benefits maintained for employees of Buyer on substantially similar terms and conditions provided to such employees by Seller on the date of this Agreement.1 Following the Closing, Seller shall not enforce against any employee so hired by Buyer any confidentiality obligation or any customer or client non-solicitation or non-compete obligation with respect to such employee’s employment with Buyer, and Seller will undertake any steps necessary to assign such obligations to Buyer.

Section 6.02         Intentionally Omitted.

Section 6.03         Governmental Approvals and Consents.

(a)          Each party hereto shall, as promptly as possible, (i) make, or cause or be made, all filings and submissions required under any Law applicable to such party or any of its Affiliates; and (ii) use reasonable best efforts to obtain, or cause to be obtained, all consents, authorizations, orders and approvals from all Governmental Authorities that may be or become necessary for its execution and delivery of this Agreement and the performance of its obligations pursuant to this Agreement and the other Transaction Documents. Each party shall cooperate fully with the other party and its Affiliates in promptly seeking to obtain all such consents, authorizations, orders and approvals. The parties hereto shall not willfully take any action that will have the effect of delaying, impairing or impeding the receipt of any required consents, authorizations, orders and approvals.

1Subject to further due diligence, Buyer contemplates offering employment to Seller’s employees.

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(b)          Seller and Buyer shall use best efforts to give all notices to, and obtain all consents from, all third parties that are set forth in Section 4.05 and Section 5.03 of the Disclosure Schedules.

(c)          Without limiting the generality of the parties’ undertakings pursuant to subsections (a) and (b) above, each of the parties hereto shall use all best efforts to:

(i)            respond to any inquiries by any Governmental Authority regarding antitrust or other matters with respect to the transactions contemplated by this Agreement or any other Transaction Document;

(ii)           avoid the imposition of any order or the taking of any action that would restrain, alter or enjoin the transactions contemplated by this Agreement or any other Transaction Document; and

(iii)          in the event any Governmental Order adversely affecting the ability of the parties to consummate the transactions contemplated by this Agreement or any other Transaction Document has been issued, to have such Governmental Order vacated or lifted as soon as practicable.

(d)          All analyses, appearances, meetings, discussions, presentations, memoranda, briefs, filings, arguments, and proposals made by or on behalf of either party before any Governmental Authority or the staff or regulators of any Governmental Authority, in connection with the transactions contemplated by this Agreement (but, for the avoidance of doubt, not including any interactions between Seller with Governmental Authorities in the ordinary course of Business, any disclosure which is not permitted by Law or any disclosure containing confidential information) shall be disclosed to the other party hereunder in advance of any filing, submission or attendance, it being the intent that the parties will consult and cooperate with one another, and consider in good faith the views of one another, in connection with any such analyses, appearances, meetings, discussions, presentations, memoranda, briefs, filings, arguments, and proposals. Each party shall give notice to the other party with respect to any meeting, discussion, appearance or contact with any Governmental Authority or the staff or regulators of any Governmental Authority, with such notice being sufficient to provide the other party with the opportunity to attend and participate in such meeting, discussion, appearance or contact.

(e)            Notwithstanding the foregoing, nothing in this Section 6.03 shall require, or be construed to require, Buyer or any of its Affiliates to agree to (i) sell, hold, divest, discontinue or limit, before or after the Closing Date, any assets, businesses or interests of Buyer or any of its Affiliates; (ii) any conditions relating to, or changes or restrictions in, the operations of any such assets, businesses or interests which, in either case, could reasonably be expected to result in a Material Adverse Effect or materially and adversely impact the economic or business benefits to Buyer of the transactions contemplated by this Agreement and the other Transaction Documents; or (iii) any material modification or waiver of the terms and conditions of this Agreement.

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Section 6.04         Books and Records.

(a)          In order to facilitate the resolution of any claims made against or incurred by Seller prior to the Closing, or for any other reasonable purpose, for a period of seven (7) years after the Closing, Buyer shall:

(i)            retain the Books and Records (including personnel files) relating to periods prior to the Closing in a manner reasonably consistent with the prior practices of Seller; and

(ii)           upon reasonable notice, afford Seller’s Representatives reasonable access (including the right to make, at Seller’s expense, photocopies), during normal business hours, to such Books and Records.

(b)           In order to facilitate the resolution of any claims made by or against or incurred by Buyer after the Closing, or for any other reasonable purpose, for a period of five (5) years following the Closing, Seller shall (and the Stockholder shall cause Seller to):

(i)            retain the Books and Records (including personnel files) of Seller which relate to the Business and its operations for periods prior to the Closing; and

(ii)           upon reasonable notice, afford the Buyer’s Representatives reasonable access (including the right to make, at Buyer’s expense, photocopies), during normal business hours, to such Books and Records.

(c)           Neither Buyer nor Seller shall be obligated to provide the other party with access to any Books or Records (including personnel files) pursuant to this Section 6.04 where such access would violate any Law.

(d)          Seller shall not destroy any Books and Records without giving Buyer thirty (30) days’ prior written notice of such destruction. Following receipt of such notice, if Buyer advises Seller in writing within such thirty (30) day period that it requests such Books and Records, Seller shall promptly deliver such Books and Records to Buyer at Buyer’s expense. If Buyer does not receive such notice, Seller shall be free to destroy such Books and Records.

Section 6.05         Public Announcements.   Neither Seller nor Stockholder shall make any public announcements in respect of this Agreement or the transactions contemplated hereby or otherwise communicate with any news media without the prior written consent of Buyer.

Section 6.06         Bulk Sales Laws.   The parties hereby waive compliance with the provisions of any bulk sales, bulk transfer or similar Laws of any jurisdiction that may otherwise be applicable with respect to the sale of any or all of the Purchased Assets to Buyer; it being understood that any Liabilities arising out of the failure of Seller to comply with the requirements and provisions of any bulk sales, bulk transfer or similar Laws of any jurisdiction which would not otherwise constitute Assumed Liabilities shall be treated as Excluded Liabilities.

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Section 6.07         Receivables.   From and after the Closing, if Seller or any of its Affiliates receives or collects any funds relating to any Accounts Receivable or any other Purchased Asset, Seller or its Affiliate shall remit such funds to Buyer within two (2) Business Days after its receipt thereof. Seller and its Affiliates shall maintain any bank accounts to which customers remit payments for a period of no less than six (6) months after the Closing Date.

Section 6.08         Accounts Receivables Put Option.

(a)           At any time after the one hundred eightieth (180th) day following the Closing Date (the “Record Date”), Buyer may, but shall not be obligated to, notify Seller in writing (the “A/R Put Notice”) as to which of the Accounts Receivable transferred to Buyer pursuant to the terms of this Agreement are outstanding as of the Record Date (the “Delinquent Receivables”), and the amount outstanding at the Record Date with respect to each of such Delinquent Receivables (the “Outstanding Amount”). Not later than the fifteenth (15th) day following Seller’s receipt of the A/R Put Notice, Seller shall (and the Stockholder shall cause Seller to) pay to Buyer the Outstanding Amount with respect to each such Delinquent Receivable.

(b)          Upon receipt (the “Put Payment Date”) of payment in full from Seller to Buyer of the Outstanding Amount with respect to any Delinquent Receivable (the “Put Payment”), Buyer shall assign all of its right, title and interest in and to such Delinquent Receivable to Seller, and provide Seller with written evidence of such assignment within ten (10) Business Days after Buyer’s receipt of the Put Payment.

(c)          Subsequent to Buyer’s receipt of the Put Payment with respect to any Delinquent Receivable (a “Repurchased Delinquent Receivable”), as between Buyer and Seller, Buyer shall have the exclusive right to collect such Repurchased Delinquent Receivable for the benefit of Seller. Notwithstanding anything contained in this Agreement, any collection efforts by Buyer with respect to any such Repurchased Delinquent Receivable shall be conducted (i) in a commercially reasonable manner; (ii) in full compliance with all applicable Laws and regulations; and (iii) in a manner that is not, and/or is not reasonably likely to have the effect of being, injurious to any business relationship between any account debtor and Seller, whether now existing or hereafter arising. Any such collection efforts by Buyer shall be subject in all respects to the reasonable supervision of Seller. In the event that Buyer receives any payment from an account debtor subsequent to the Record Date with respect to any such Repurchased Delinquent Receivable, Buyer shall deliver same to Seller not later than the later of (i) ten (10) Business Days after Buyer’s receipt thereof, and (ii) ten (10) Business Days after the Put Payment Date with respect to such Repurchased Delinquent Receivable.

Section 6.09         Transfer Taxes.   All transfer, documentary, sales, use, stamp, registration, value added and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement and the other Transaction Documents (including any real property transfer Tax and any other similar Tax) shall be borne and paid equally by Seller (and the Stockholder) and Buyer when due. Buyer and Seller shall (and the Stockholder shall cause Seller to) at their own respective expense, timely file any Tax Return or other document with respect to such Taxes or fees (and Buyer and Seller (and the Stockholder shall cause Seller) shall cooperate with respect thereto as necessary), and the expenses that shall be borne equally by Seller (and the Stockholder), on the one hand, and Buyer, on the other hand.

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Section 6.10         Tax Clearance Certificates.   If requested by Buyer, Seller shall (and the Stockholder shall cause Seller to) notify all of the taxing authorities in the jurisdictions that impose Taxes on Seller or where Seller has a duty to file Tax Returns of the transactions contemplated by this Agreement in the form and manner required by such taxing authorities, if the failure to make such notifications or receive any available tax clearance certificate (a “Tax Clearance Certificate”) could subject Buyer to any Taxes of Seller. If any taxing authority asserts that Seller is liable for any Tax, Seller shall (and the Stockholder shall cause Seller to) promptly pay any and all such amounts and shall provide evidence to Buyer that such Liabilities have been paid in full or otherwise satisfied.

Section 6.11         Warranty Obligations.

(a)           Effective upon the consummation of the Closing, Buyer shall assume and agree to pay, perform and/or discharge as and when due any and all Liabilities of Seller under the Warranty Policies with respect to warranty Claims arising out of any and all products of the Business manufactured, sold and/or shipped by Seller on or prior to the Closing Date (“Warranty Claims”), but only to the extent that aggregate Warranty Costs, as hereinafter defined, are less than the Claim Threshold, as hereinafter defined. Seller shall (and the Stockholder shall cause Seller to) reimburse Buyer for all of its costs and expenses in connection with each such Warranty Claim (“Warranty Costs”), including the cost of repair or replacement with respect thereto, the cost of materials and labor employed in connection therewith, and allocations of overhead as determined by Buyer in its sole and absolute discretion which shall be final, conclusive and binding, but only to the extent that the aggregate of such Warranty Costs exceeds the Claim Threshold.

(b)          Subsequent to the date upon which aggregate Warranty Costs exceed the Claim Threshold, as determined by Buyer (the “Claim Threshold Date”), Buyer shall deliver to Seller an itemized written statement (the “Initial Warranty Costs Statement”) setting forth (i) all Warranty Claims received up to the date of such Initial Warranty Costs Statement (including Warranty Claims through the Claim Threshold Date); (ii) the remedial action taken with respect to each such Warranty Claim; (iii) the Warranty Costs to date with respect to each such Warranty Claim, based upon Buyer’s processing of, and performance with respect to, such Warranty Claim up to the date of such Initial Warranty Costs Statement; and (iv)  the extent to which the aggregate Warranty Costs have exceeded the Claim Threshold (any such excess, the “Initial Reimbursement Amount”). Seller shall (and the Stockholder shall cause Seller to) pay to Buyer the Initial Reimbursement Amount not later than fifteen (15) days after Seller’s receipt of the Initial Warranty Costs Statement.

(c)           From time to time subsequent to Buyer’s delivery of the Initial Warranty Costs Statement to Seller, but in no event more frequently than monthly, Buyer shall deliver an itemized written statement to Seller (the “Subsequent Warranty Costs Statement”) setting forth, with respect to all Warranty Claims received and/or processed and/or with respect to which services were performed during the period of time since the date of the Previous Statement, as hereinafter defined, (i) the remedial action taken with respect to each such Warranty Claim since the date of the Previous Statement; and (ii) the Warranty Costs with respect to each such Warranty Claim since the date of the Previous Statement, based upon Buyer’s processing of, and performance with respect to, such Warranty Claim up to the date of such Subsequent Costs Statement (such Warranty Costs, in the aggregate, the “Subsequent Reimbursement Amount”). Seller shall (and the Stockholder shall cause Seller to) pay to Buyer the Subsequent Reimbursement Amount not later than fifteen (15) days after Seller’s receipt of each Subsequent Warranty Costs Statement.

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(d)          For purposes of this Agreement, “Claim Threshold” shall mean Ten Thousand Dollars ($10,000.00); “Previous Statement” shall mean the Initial Warranty Costs Statement or the immediately preceding Subsequent Warranty Costs Statement delivered by Buyer, as the case may be; and “Warranty Policies” shall mean the warranty policies of Seller in effect with respect to the relevant product as of the date hereof.

(e)          The provisions of this Section 6.11 shall not relieve Seller of its obligation of indemnity relating to or arising out of Product Liability Claims with respect to products manufactured and sold by Seller on or prior to the date hereof pursuant to and in accordance with the provisions of Article VII hereof

Section 6.12         Warehoused Equipment.

(a)            Notwithstanding any other provision of this Agreement, during the Warehouse Period, Seller shall (and Stockholder shall cause Seller to), at no cost to Buyer, warehouse and keep safe, secure and free from Equipment Losses and Encumbrances (including any which may inure to Seller’s landlords, lenders to such landlords, and/or lenders to Seller) the Warehoused Equipment at the applicable Warehouse Location.

(b)            Seller shall not (and Stockholder shall not cause or permit Seller to) remove the Warehoused Equipment from the applicable Warehouse Location without prior written approval of Buyer. Seller shall (and Stockholder shall cause Seller to) allow Buyer and its representatives and invitees to enter each Warehouse Location at any and all times to locate inspect, repossess, remove and otherwise deal with the Warehoused Equipment. Seller shall (and Stockholder shall cause Seller to) at its expense keep and maintain the Warehoused Equipment in a good state of repair (not less than the state of repair on the Closing Date), and shall not use the Warehoused Equipment and shall follow Buyer’s instructions regarding the maintenance of the Warehoused Equipment.

(c)            Seller hereby authorizes Buyer to file precautionary Uniform Commercial Code (”UCC”) financing statements and other similar filings and recordings with respect to the Warehoused Equipment. Seller agrees not to file any corrective or termination statements or partial releases with respect to any UCCs or other similar filings or recordings filed by Buyer in connection with the Warehoused Equipment.

(d)            Title to the Warehoused Equipment remains with Buyer throughout the Warehouse Period, and Seller shall acquire no right, title, or interest in the Warehoused Equipment. Seller shall not (and Stockholder shall not cause or permit Seller to) pledge or encumber the Warehoused Equipment in any.

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(e)            During the Warehouse Period, Seller shall bear all risk of loss, damage, destruction, theft, and condemnation to or of the Warehoused Equipment from any cause whatsoever (”Equipment Loss”).

Section 6.13         Accounts Payable.   Seller (and the Stockholder, jointly and severally) agrees that any and all accounts payable as of the date hereof and rising hereafter that are not Assumed Liabilities and all other monetary and non-monetary obligations of Seller as of the date hereof and arising hereafter shall be satisfied by Seller following the consummation of the transactions contemplated by this Agreement in a timely manner, and in any event, as and when due.

Section 6.14         Phone and Fax Numbers, URLS.   Seller shall (and the Stockholder shall cause Seller to) use reasonable best efforts to transfer to Buyer the phone and fax numbers and URLs set forth in Schedule 6.19 of the Disclosure Schedules.

Section 6.15         Customer and other Business Relationships.   Seller shall (and Stockholder shall cause Seller to) satisfy the Excluded Liabilities in a manner that is not detrimental to any of Buyer’s business relationships. Seller shall (and the Stockholder shall cause Seller to) refer to Buyer all inquiries relating to the Business. Neither Seller, nor any of its officers, employees, agents, Representatives or the Stockholder shall take any action that would tend to diminish the value of the Purchase Assets after the Closing or that would interfere with the business of Buyer to be engaged in after the Closing, including disparaging the name or business of Buyer.

Section 6.16         Further Assurances.   Following the Closing, each of the parties hereto shall, and shall cause their respective Affiliates to, execute and deliver such additional documents, instruments, conveyances and assurances and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement and the other Transaction Documents.

Section 6.17         Name Change.   Contemporaneously with the execution and delivery of this Agreement by Seller and Stockholder, Seller shall (and Stockholder shall cause Seller to) change its name to a name approved by Buyer in its reasonable discretion (which name shall not contain the words “Blaz-Man Gear” or any variation, derivation, or abbreviation thereof) and file appropriate notification of its change of name in all jurisdictions where such notification is required. Seller and Stockholder shall cooperate with Buyer to ensure to Buyer the continued right to use the name of Seller and all variants, derivations and abbreviations thereof in connection with Buyer’s operation of its business.

Section 6.18         Power of Attorney.   Without limitation of any provision of this Agreement, effective upon the date hereof, Seller constitutes and appoints Buyer and its successors and assigns, and each of them, the true and lawful attorney of Seller, with full power of substitution, in their own names or in the name of Seller, but for their own benefit and at their own expense, (i) to institute and prosecute all proceedings which any of them may deem proper in order to collect, assert or enforce any claim, right or title of any kind in or to the Purchased Assets transferred or intended to be transferred to Buyer hereunder, and to do all such acts and things in relation thereto as any of them shall deem advisable; and (ii) to take all Actions which they may deem proper in order to provide for them the benefits under any Claims, Contracts, Permits, Certifications, sales orders, or other documents or instruments transferred or intended to be transferred to Buyer hereunder. Seller acknowledges that the foregoing powers are coupled with an interest and are not revocable in any manner or for any reason.

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ARTICLE VII
Indemnification

Section 7.01         Survival.       Subject to the limitations and other provisions of this Agreement, the representations and warranties contained herein shall survive the Closing and shall remain in full force and effect until the date that is twenty-four months following the Closing Date; provided, that the representations and warranties in (i) Section 4.01, Section 4.02, Section 4.03, Section 4.04, Section 4.05, Section 4.11, Section 4.12, Section 4.27, Section 4.31, Section 5.01, Section 5.02 and Section 5.04 shall survive indefinitely; and (ii) Section 4.25, Section 4.28, Section 4.29 Section 4.30, Section 4.32, Section 4.33, Section 4.34, Section 4.35, Section 4.36 and Section 4.37 shall survive for the full period of all applicable statutes of limitations (giving effect to any waiver, mitigation or extension thereof) plus ninety (90) days. All covenants and agreements of the parties contained herein shall survive the Closing indefinitely or for the period explicitly specified therein. Notwithstanding the foregoing, any claims asserted in good faith with reasonable specificity (to the extent known at such time) and in writing by notice from the non-breaching party to the breaching party prior to the expiration date of the applicable survival period shall not thereafter be barred by the expiration of the relevant representation or warranty and such claims shall survive until finally resolved.

Section 7.02         Indemnification By Seller and the Stockholder.   Subject to the other terms and conditions of this Article VII, Seller and the Stockholder, jointly and severally, shall indemnify and defend each of Buyer and its Affiliates and their respective Representatives (collectively, the “Buyer Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Buyer Indemnitees relating to, based upon, resulting from, arising out of, with respect to or by reason of:

(a)            any inaccuracy in or breach of any of the representations or warranties of Seller or the Stockholder contained in this Agreement, the other Transaction Documents or in any certificate or instrument delivered by or on behalf of Seller pursuant to this Agreement, as of the date such representation or warranty was made or as if such representation or warranty was made on and as of the Closing Date (except for representations and warranties that expressly relate to a specified date, the inaccuracy in or breach of which will be determined with reference to such specified date);

(b)            any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Seller or the Stockholder pursuant to this Agreement, the other Transaction Documents or any certificate or instrument delivered by or on behalf of Seller pursuant to this Agreement;

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(c)            any Excluded Asset or any Excluded Liability (including any Liability under the WARN Act relating to, based upon, resulting from, arising out of, with respect to or by reason of employment Losses pursuant to Section 6.01 or otherwise whether prior to, on or after the Closing Date);

(d)            any Third Party Claim relating to, based upon, resulting from, arising out of, with respect to or by reason of the business, operations, properties, assets or obligations of Seller or any of its Affiliates (other than the Purchased Assets or the Assumed Liabilities) conducted, existing or arising on or prior to the Closing Date; and/or

(e)            Any Third Party Claim arising at any time, and regardless of when asserted, based upon, based on acts, omissions, facts and/or circumstances occurring during the Warehouse Period and relating to, based upon, resulting from or arising out of the Warehoused Equipment and/or Lessee’s negligence, willful misconduct, or breach of this Agreement.

Section 7.03        Indemnification By Buyer.    Subject to the other terms and conditions of this Article VII, Buyer shall indemnify and defend each of Seller and its Affiliates and their respective Representatives (collectively, the “Seller Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Seller Indemnitees based upon, arising out of, with respect to or by reason of:

(a)            any inaccuracy in or breach of any of the representations or warranties of Buyer contained in this Agreement or in any certificate or instrument delivered by or on behalf of Buyer pursuant to this Agreement, as of the date such representation or warranty was made or as if such representation or warranty was made on and as of the Closing Date (except for representations and warranties that expressly relate to a specified date, the inaccuracy in or breach of which will be determined with reference to such specified date);

(b)            any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Buyer pursuant to this Agreement; or

(c)            any Assumed Liability.

Section 7.04        Materiality.   For purposes of this Article VII, any inaccuracy in or breach of any representation or warranty shall be determined without regard to any materiality, Material Adverse Effect or other similar qualification contained in or otherwise applicable to such representation or warranty and shall be disregarded in determining the amount of Losses of which a Person is entitled to indemnification under this Article VII.

Section 7.05        Indemnification Procedures.   The party making a claim under this Article VII is referred to as the “Indemnified Party”, and the party against whom a claim is asserted under this Article VII is referred to as the “Indemnifying Party”.

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(a)            Third Party Claims. If any Indemnified Party receives notice of the assertion or commencement of any Action made or brought by any Person who is not a party to this Agreement or an Affiliate of a party to this Agreement or a Representative of the foregoing (a “Third Party Claim”) against such Indemnified Party with respect to which the Indemnifying Party is obligated to provide indemnification under this Agreement, the Indemnified Party shall give the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than thirty (30) calendar days after receipt of such notice of such Third Party Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Third Party Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have the right to participate in, or by giving written notice to the Indemnified Party, to assume the defense of any Third Party Claim at the Indemnifying Party’s expense and by the Indemnifying Party’s own counsel, and the Indemnified Party shall cooperate in good faith in such defense; provided, that if the Indemnifying Party is Seller and/or the Stockholder, such Indemnifying Party shall not have the right to defend or direct the defense of any such Third Party Claim that (x) is asserted directly by or on behalf of a Person that is a supplier or customer of the Business, or (y) seeks an injunction or other equitable relief against the Indemnified Party. In the event that the Indemnifying Party assumes the defense of any Third Party Claim, subject to Section 7.05(b), it shall have the right to take such action as it deems necessary to avoid, dispute, defend, appeal or make counterclaims pertaining to any such Third Party Claim in the name and on behalf of the Indemnified Party. The Indemnified Party shall have the right to participate in the defense of any Third Party Claim with counsel selected by it subject to the Indemnifying Party’s right to control the defense thereof. The fees and disbursements of such counsel shall be at the expense of the Indemnified Party, provided, that if in the reasonable opinion of counsel to the Indemnified Party, (A) there are legal defenses available to the Indemnified Party that are different from or additional to those available to the Indemnifying Party; or (B) there exists a conflict of interest between the Indemnifying Party and the Indemnified Party that cannot be waived, the Indemnifying Party shall be liable for the reasonable fees and expenses of counsel to the Indemnified Party in each jurisdiction for which the Indemnified Party determines counsel is required. If the Indemnifying Party elects not to compromise or defend such Third Party Claim, fails to promptly notify the Indemnified Party in writing of its election to defend as provided in this Agreement, or fails to diligently prosecute the defense of such Third Party Claim, the Indemnified Party may, subject to Section 7.05(b), pay, compromise, defend such Third Party Claim and seek indemnification for any and all Losses based upon, arising from or relating to such Third Party Claim. Seller and Buyer shall cooperate with each other in all reasonable respects in connection with the defense of any Third Party Claim, including making available (subject to the provisions of Section 6.04) records relating to such Third Party Claim and furnishing, without expense (other than reimbursement of actual out-of-pocket expenses) to the defending party, management employees of the non-defending party as may be reasonably necessary for the preparation of the defense of such Third Party Claim.

(b)            Settlement of Third Party Claims. Notwithstanding any other provision of this Agreement, the Indemnifying Party shall not enter into settlement of any Third Party Claim without the prior written consent of the Indemnified Party, except as provided in this Section 7.05(b). If a firm offer is made to settle a Third Party Claim without leading to liability or the creation of a financial or other obligation on the part of the Indemnified Party and provides, in customary form, for the unconditional release of each Indemnified Party from all liabilities and obligations in connection with such Third Party Claim and the Indemnifying Party desires to accept and agree to such offer, the Indemnifying Party shall give written notice to that effect to the Indemnified Party. If the Indemnified Party fails to consent to such firm offer within ten (10) calendar days after its receipt of such notice, the Indemnified Party may continue to contest or defend such Third Party Claim and in such event, the maximum liability of the Indemnifying Party as to such Third Party Claim shall not exceed the amount of such settlement offer. If the Indemnified Party fails to consent to such firm offer and also fails to assume defense of such Third Party Claim, the Indemnifying Party may settle the Third Party Claim upon the terms set forth in such firm offer to settle such Third Party Claim. If the Indemnified Party has assumed the defense pursuant to Section 7.05(a), it shall not agree to any settlement without the written consent of the Indemnifying Party (which consent shall not be unreasonably withheld, conditioned or delayed).

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(c)            Direct Claims. Any Action by an Indemnified Party on account of a Loss which does not result from a Third Party Claim (a “Direct Claim”) shall be asserted by the Indemnified Party giving the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than thirty (30) days after the Indemnified Party becomes aware of such Direct Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Direct Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have thirty (30) days after its receipt of such notice to respond in writing to such Direct Claim. The Indemnified Party shall allow the Indemnifying Party and its professional advisors to investigate the matter or circumstance alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim and the Indemnified Party shall assist the Indemnifying Party’s investigation by giving such information and assistance (including access to the Indemnified Party’s premises and personnel and the right to examine and copy any accounts, documents or records) as the Indemnifying Party or any of its professional advisors may reasonably request. If the Indemnifying Party does not so respond within such thirty (30) day period, or, if the Indemnifying Party responds within such thirty (30) day period but denies or rejects that it or he owes any indemnification obligations with respect to the Direct Claim, the Indemnifying Party shall be deemed to have rejected such claim, in which case the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement.

Section 7.06        Payments.   Once a Loss is agreed to by the Indemnifying Party or finally adjudicated to be payable pursuant to this Article VII, the Indemnifying Party shall satisfy its obligations within fifteen (15) Business Days of such final, non-appealable adjudication by wire transfer of immediately available funds. The parties hereto agree that should an Indemnifying Party not make full payment of any such obligations within such fifteen (15) Business Day period, any amount payable shall accrue interest from and including the date of agreement of the Indemnifying Party or final, non-appealable adjudication to the date such payment has been made at a rate per annum equal to five percent (5%). Such interest shall be calculated daily on the basis of a 365 day year and the actual number of days elapsed, compounded monthly.

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Section 7.07        Tax Treatment of Indemnification Payments.   All indemnification payments made under this Agreement shall be treated by the parties as an adjustment to the Purchase Price for Tax purposes, unless otherwise required by Law.

Section 7.08        Effect of Investigation.   The representations, warranties and covenants of the Indemnifying Party, and the Indemnified Party’s right to indemnification with respect thereto, shall not be affected or deemed waived by reason of any investigation made by or on behalf of the Indemnified Party (including by any of its Representatives) or by reason of the fact that the Indemnified Party or any of its Representatives knew or should have known that any such representation or warranty is, was or might be inaccurate or by reason of the Indemnified Party’s waiver of any condition set forth in Section 7.02 or Section 7.03, as the case may be.

Section 7.09        Payment; Right of Setoff.   Pending final determination of any Action in accordance with the provisions of this Article VII, Buyer shall have the right to withhold from and offset against any amounts due to Seller, pursuant to this Agreement or otherwise, the amount of such Action.

Section 7.10        Other Matters Related to Indemnity.   An Indemnified Party shall use reasonable best efforts to file an insurance Action in respect of any matter subject to indemnification hereunder if such Indemnified Party has a reasonable likelihood of recovering insurance proceeds in respect of such matter.

Section 7.11        Insurance.   Seller shall (and Stockholder shall cause Seller to), secure and at all times maintain, with financially sound and reputable companies, products liability insurance, for three (3) years from the Closing Date (the “Product Liability Claim Period” to protect Buyer from (a) any and all Product Claims which may or could have arisen before the Closing Date, or other Action before any Governmental Authority involving Seller based upon breach of product warranty, strict liability in tort, negligent design, negligent manufacture of product, defects in design, manufacture, materials or workmanship, negligent provision of services, or any other allegation of liability, including or resulting in product recalls, arising from the materials, design, testing, manufacture, packaging, labeling (including instructions for use), documentation, or sale of products may arise after the Closing Date (the “Post-Closing Products Claims” and, together with the Product Claims, (the “Product Liability Claims”). Throughout the Product Liability Claim Period, such policies shall be in such form and in such amounts and coverage as would be deemed prudent by companies engaged in the same or similar businesses as the Business (but in no event less than One Million Dollars per occurrence; and Two Million Dollars in the aggregate), and shall name Buyer as named insured. Upon any failure of Seller to procure, maintain and pay all premiums therefor, Buyer may, at its option, do so, and Seller agrees (and Stockholder shall cause Seller to) pay the cost thereof to Buyer promptly upon the receipt of a written request therefor from Buyer. Seller shall (and the Stockholder shall cause Seller to) cause to be included in any and all such insurance policies a provision to the effect that the same will be non-cancellable, not permitted to lapse and not subject to change except upon thirty (30) days’ prior written notice to Buyer. Seller shall (and the Stockholder shall cause to Seller to), contemporaneously with the execution and delivery of this Agreement, and from time to time thereafter, and promptly upon the request therefor by Buyer, provide to Buyer an insurance endorsement confirming that such policies are in effect (collectively, the “Endorsements”). Any renewals, replacements or Endorsements thereto shall also be delivered to Buyer in a timely manner, and promptly upon the request therefor by Buyer. The cost of such insurance has been bourn equally by Buyer and Seller and was fully paid at Closing.

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Section 7.12        Other Rights and Remedies Not Affected.   The indemnification rights of the parties under this Article VII are independent of and in addition to such rights and remedies as the parties may have at Law or in equity or otherwise for any misrepresentation, breach of warranty or failure to fulfill any agreement or covenant hereunder on the part of any party hereto, including the right to seek specific performance, rescission or restitution, none of which rights or remedies shall be affected or diminished hereby.

ARTICLE VIII
Miscellaneous

Section 8.01        Expenses.   Except as otherwise expressly provided herein, all costs and expenses, including fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, whether or not the Closing shall have occurred.

Section 8.02        Notices.   All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient or (d) on the third (3rd) day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 8.02):

If to Seller:	c/o Edward Blaszynski [Address] Woodbridge, IL 60517 Facsimile: [FAX NUMBER] E-mail: contactus@blazmangear.com

with a copy to:	Robert Blinstrubas, Esq. The Law Offices of Robert Blinstrubas 15 Spinning Wheel Road, Suite 300 Hinsdale, IL 60521 Facsimile: (630) 789-8346 E-mail: lorb401@sbcglobal.net

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If to Buyer:	DaVinci Purchase Corp. c/o P & F Industries, Inc. 445 Broadhollow Road, Suite 100 Melville, New York 11747 Attn: General Counsel Telecopier Number: (631) 773-4223

with a copy to:	Steven J. Kuperschmid, Esq. Ruskin Moscou Faltischek, P.C. 1425 RXR Plaza, East Tower, 15th Floor Uniondale, New York 11556 Telecopier: (516) 663-6886

Section 8.03         Interpretation; Representation by Counsel.   For purposes of this Agreement, (a) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation”; (b) the word “or” is not exclusive; and (c) the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole. Unless the context otherwise requires, references herein: (x) to Articles, Sections, Disclosure Schedules and Exhibits mean the Articles and Sections of, and Disclosure Schedules and Exhibits attached to, this Agreement; (y) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof; and (z) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. The Disclosure Schedules and Exhibits referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein. The parties acknowledge that they have been represented by counsel in connection with this Agreement and the transactions contemplated hereby. Accordingly, any rule or law or any legal decision that would require the interpretation of any claimed ambiguities in this Agreement against the party that drafted it has no application and is expressly waived by the parties. The provisions of this Agreement shall be interpreted in a reasonable manner to give effect to the intent of the parties hereto.

Section 8.04         Headings.   The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

Section 8.05         Severability.   If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

Section 8.06         Entire Agreement.   This Agreement, and the other Transaction Documents constitute the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein and therein, and supersede all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter. In the event of any inconsistency between the statements in the body of this Agreement and those in the other Transaction Documents, the statements in the body of this Agreement will control.

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Section 8.07        Successors and Assigns.   This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. No party may assign its rights or obligations hereunder without the prior written consent of the other parties, which consent shall not be unreasonably withheld or delayed; provided, however, that, Buyer may, without the prior written consent of Seller or the Stockholder, assign all or any portion of its rights under this Agreement to one or more of its direct or indirect wholly-owned subsidiaries or Affiliates. No assignment shall relieve the assigning party of any of its obligations hereunder.

Section 8.08        No Third-party Beneficiaries.   Except as provided in Article VIII, this Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement. Nothing contained in this Agreement, expressed or implied, shall give any employee or Seller (or their spouses, dependents or beneficiaries) or any other Person, other than the parties to this Agreement, any rights or remedies of any nature whatsoever, including but not limited to any right to continued employment or service, and no provision of this Agreement shall create any third party beneficiary rights in any current or former employee, director, consultant or other service provider of Seller to enforce the provisions of this Agreement or any other matter related thereto or be construed as an amendment of any employee benefit plan, program, policy or arrangement.

Section 8.09        Amendment and Modification; Waiver.   This Agreement may only be amended, modified or supplemented by an agreement in writing signed by each party hereto. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. No waiver by any party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

Section 8.10        Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.

(a)            This Agreement shall be governed by and construed in accordance with the internal laws of the State of Illinois without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction).

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(b)           ANY LEGAL SUIT, ACTION OR PROCEEDING ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY MAY BE INSTITUTED IN THE UNITED STATES DISTRICT COURT FOR THE NORTHERN DISTRICT OF ILLINOIS OR THE COURTS OF THE STATE OF ILLINOIS LOCATED IN THE CITY OF CHICAGO AND COUNTY OF COOK, AND EACH PARTY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS IN ANY SUCH SUIT, ACTION OR PROCEEDING. SERVICE OF PROCESS, SUMMONS, NOTICE OR OTHER DOCUMENT BY MAIL TO SUCH PARTY’S ADDRESS SET FORTH HEREIN SHALL BE EFFECTIVE SERVICE OF PROCESS FOR ANY SUIT, ACTION OR OTHER PROCEEDING BROUGHT IN ANY SUCH COURT. THE PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY OBJECTION TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR PROCEEDING IN SUCH COURTS AND IRREVOCABLY WAIVE AND AGREE NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

(c)            EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT OR THE OTHER TRANSACTION DOCUMENTS IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.10(c).

Section 8.11        Specific Performance.   The parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy to which they are entitled at law or in equity.

Section 8.12        Counterparts.   This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

Section 8.13        Facsimile, Electronic and .pdf Signatures.   Signatures hereon which are transmitted via facsimile, electronically and/or by .pdf shall be deemed original signatures.

Section 8.14        Joint and Several Liability.   Notwithstanding anything contained in this Agreement, Seller and the Stockholder shall be jointly and severally liable under this Agreement, whether or not otherwise stated.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

BLAZ-MAN GEAR, INC.

By:	/s/ Edward Blaszynski
Name: Edward Blaszynski
Title: President and Chief Executive Officer

DAVINCI PURCHASE CORP.

By:	/s/ Joseph A. Molino, Jr.
Name: Joseph A. Molino, Jr.
Title: Vice President

STOCKHOLDER:

/s/ Edward Blaszynski
Edward Blaszynski, Individually

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